Exhibit 4.1

T-MOBILE USA, INC.

AND EACH OF THE GUARANTORS PARTY HERETO

INDENTURE

Dated as of April 28, 2013

DEUTSCHE BANK TRUST COMPANY AMERICAS

as Trustee

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-ii-

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APPENDICES

Appendix A	Provisions Relating to Initial Notes and Exchange Notes

EXHIBITS

Exhibit A	Form of Notation of Guarantee

Exhibit B	Form of Supplemental Indenture

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CROSS-REFERENCE TABLE*

Trust Indenture Act Section	Indenture Section
311(a)	7.11
(b)	7.11
312(a)	2.06
(b)	12.03
(c)	12.03
313(a)	7.06
(d)	7.06
314(a)	4.03
(a)(4)	12.05
(b)	Not Applicable
(c)(1)	Not Applicable
(c)(2)	Not Applicable
(c)(3)	Not Applicable
(d)	Not Applicable
(e)	12.05

*	This Cross-Reference Table is not part of the Indenture.

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INDENTURE (this “Base Indenture”), dated as of April 28, 2013, between T-Mobile USA, Inc., a Delaware corporation, the Guarantors party hereto and Deutsche Bank Trust Company Americas, a New York banking corporation, as trustee (the “Trustee”).

Each party agrees as follows for the benefit of each other party and for the equal and ratable benefit of the Holders (as hereinafter defined) of the Notes issued under this Indenture.

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01 Definitions.

“$3.5B Notes” means the $1,750,000,000 in principal amount of MetroPCS Wireless, Inc.’s 6.250% Senior Notes due 2021 and $1,750,000,000 in principal amount of MetroPCS Wireless, Inc.’s 6.625% Senior Notes due 2023, each issued as of March 19, 2013, pursuant to the Indenture, between MetroPCS Wireless, Inc.’s, MetroPCS, Inc., MetroPCS Communications, Inc., the guarantors party thereto, and Deutsche Bank Trust Company Americas, as supplemented by the First Supplemental Indenture dated March 19, 2013 or the Second Supplemental Indenture dated March 19, 2013 thereto, as applicable (as so supplemented, the “$3.5B Notes Indenture”), (ii) any additional 6.250% Senior Notes due 2021 and 6.625% Senior Notes due 2023 issued under the $3.5B Notes Indenture as part of the same series, and (iii) any Exchange Notes (as defined in the $3.5B Notes Indenture) relating thereto.

“6 5/8% Senior Notes Indenture” means the Indenture, dated as of September 21, 2010, as supplemented by the Second Supplemental Indenture, dated November 17, 2010, among MetroPCS Wireless, Inc., the guarantors party thereto and Wells Fargo Bank, N.A., as trustee, as supplemented by the Fourth Supplemental Indenture, dated as of December 23, 2010, by MetroPCS Wireless, Inc., the guarantors party thereto and Wells Fargo Bank, N.A., as trustee, as further supplemented by the 6 5/8% Senior Notes Sixth Supplemental Indenture, governing the 6 5/8% Senior Notes due 2020 issued by MetroPCS Wireless, Inc.

“6  5/8% Senior Notes Sixth Supplemental Indenture” means the Sixth Supplemental Indenture, dated as of December 14, 2012, among MetroPCS Wireless, Inc., the guarantors party thereto and Wells Fargo Bank, N.A., as trustee.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

The term “Acquired Debt” does not include Indebtedness of a Person that is redeemed, defeased, retired or otherwise repaid at the time of, or immediately upon, consummation of the transactions by which such Person becomes a Restricted Subsidiary or acquires such asset, as the case may be.

“Additional Interest” has the meaning set forth in any Registration Rights Agreement relating to amounts to be paid in respect of the Notes of the applicable Series in the event the Company fails to satisfy certain conditions set forth therein. For all purposes of this Indenture, the term “interest”, with respect to the Notes of a Series, shall include Additional Interest, if any, with respect to the Notes of such Series.

“Additional Notes” with respect to a Series of Notes shall have the meaning assigned to such term in the supplemental indenture pursuant to which such Series of Notes are issued.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Agent” means any Registrar, Paying Agent or any authenticating agent or transfer agent.

“Asset Acquisition” means:

(1) an Investment by the Company (or any predecessor thereto) or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with the Company or any of its Restricted Subsidiaries but only if (x) such Person’s primary business constitutes a Permitted Business and (y) the financial condition and results of operations of such Person are not already consolidated with those of the Company and its Restricted Subsidiaries immediately prior to such Investment, or

(2) an acquisition by the Company (or any predecessor thereto) or any of its Restricted Subsidiaries of the property and assets of any Person, other than the Company or any of its Restricted Subsidiaries, that constitute all or substantially all of a division, operating unit or line of business of such Person but only (x) if the property and assets so acquired constitute a Permitted Business and (y) the financial condition and results of operations of such Person are not already consolidated with those of the Company and its Restricted Subsidiaries immediately prior to such acquisition.

For the avoidance of doubt, the Merger shall be deemed to be an Asset Acquisition.

“Asset Disposition” means the sale or other disposition by the Company or any of its Restricted Subsidiaries other than to the Company or another Restricted Subsidiary of (1) all or substantially all of the Capital Stock owned by the Company or any of its Restricted Subsidiaries of any Restricted Subsidiary or any Person that is a Permitted Joint Venture Investment or (2) all or substantially all of the assets that constitute a division, operating unit or line of business of the Company or any of its Restricted Subsidiaries.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by Section 4.15 hereof and/or Section 5.01 hereof and not by the provisions of Section 4.10 hereof; and

(2) the issuance of Equity Interests in any of the Company’s Restricted Subsidiaries or the sale by the Company or any Restricted Subsidiary thereof of Equity Interests in any of its Restricted Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $100.0 million;

(2) a sale, lease, conveyance or other disposition of assets or Equity Interests between or among the Company and/or its Restricted Subsidiaries;

(3) an issuance or sale of Equity Interests by a Restricted Subsidiary of the Company to the Company or to a Restricted Subsidiary of the Company;

(4) the sale, lease, sublease, conveyance or other disposition of (a) assets, products, services or accounts receivable in the ordinary course of business, (b) equipment or other assets pursuant to a program for the maintenance or upgrading of such equipment or assets, or (c) any sale, conveyance or other disposition of damaged, worn-out, uneconomic or obsolete assets in the ordinary course of business;

(5) the sale, conveyance or other disposition of cash or Cash Equivalents;

(6) a surrender or waiver of contract rights or settlement, release or surrender of contract, tort or other claims in the ordinary course of business or a grant of a Lien not prohibited by this Indenture;

(7) a Restricted Payment that does not violate Section 4.07 hereof;

(8) arms-length sales, leases or subleases (as lessor or sublessor), sale and leasebacks, assignments, conveyances, transfers or other dispositions of assets or rights to a Person that is a Permitted Joint Venture Investment;

(9) licenses and sales of intellectual property or other general intangibles (other than FCC Licenses) in the ordinary course of business;

(10) a Permitted Investment;

(11) dispositions of assets to the ISIS Joint Venture;

(12) one or more sales, conveyances, leases, subleases, licenses, contributions, or other dispositions, assignments or transfers made as part of, or in connection with, the Towers Transaction; or

(13) the settlement or early termination of any Permitted Bond Hedge Transaction.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that (a) in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time and (b) in the case of a “group” pursuant to Rule 13d-5(b)(1) of the Exchange Act which group includes one or more Permitted Holders (or one or more Permitted Holders is deemed to share Beneficial Ownership with one or more other persons of any shares of Capital Stock), (i) such “group” shall be deemed not to have Beneficial Ownership of any shares held by such Permitted Holder and (ii) any person (other than such Permitted Holder) that is a member of such group (or sharing such Beneficial Ownership) shall be deemed not to have Beneficial Ownership of any shares held by such Permitted Holder (or in which any such Person shares beneficial ownership). The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company to have been adopted by the Board of Directors or pursuant to authorization or delegation of authority by the Board of Directors and to be in full force and effect on the date of the certificate and delivered to the Trustee.

“Business Combination Agreement” means that certain Business Combination Agreement, dated as of October 3, 2012, as amended by Amendment No. 1 thereto, dated as of April 14, 2013, by and among DT, T-Mobile Global Zwischenholding GmbH, T-Mobile Global Holding GmbH, T-Mobile, the Issuer and MetroPCS Communications, Inc.

“Business Day” means, unless otherwise provided by Board Resolution, Officers’ Certificate or supplemental indenture hereto for a particular Series, any day except a Saturday, Sunday, or a legal holiday in the City of New York or in any place of payment with respect to the Notes on which banking institutions are authorized or required by law, regulation or executive order to close.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests, respectively; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than two years from the date of acquisition;

(3) demand deposits, certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having one of the two highest ratings obtainable from a Rating Agency at the date of acquisition and, in each case, maturing within one year after the date of acquisition;

(6) securities issued and fully guaranteed by any state, commonwealth or territory of the United States, or by any political subdivision or agency or instrumentality thereof, rated at least “A” by a Rating Agency at the date of acquisition and having maturities of not more than two years after the date of acquisition;

(7) auction rate securities rated at least “AA-” or “Aa3” by a Rating Agency at the time of purchase and with reset dates of one year or less from the time of purchase;

(8) investments, classified in accordance with GAAP as current assets of the Company or any of its Restricted Subsidiaries, in money market funds, mutual funds or investment programs registered under the Investment Company Act of 1940, at least 90% of the portfolios of which constitute investments of the character, quality and maturity described in clauses (1) through (7) of this definition;

(9) in the case of any Person that is operating outside the United States or anticipates operating outside the United States within the next 12 months, any substantially similar investment to the kinds described in clauses (1) through (7) of this definition rated at least “P-2” by Moody’s or “A-2” by S&P or the equivalent thereof; and

(10) deposits or payments made to the FCC in connection with the auction or licensing of Governmental Authorizations that are fully refundable.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act) other than any such disposition to a Restricted Subsidiary or a Permitted Holder;

(2) the adoption of a plan relating to the liquidation or dissolution of the Company;

(3) the consummation of any transaction (including any merger or consolidation), the result of which is that any “person” (as defined above), other than a Permitted Holder, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Parent (or its successor by merger, consolidation or purchase of all or substantially all of its assets or its equity), measured by voting power rather than number of shares;

(4) during any period of 12 consecutive months, a majority of the members of the Board of Directors or other equivalent governing body of the Company or Parent cease to be composed of individuals (i) who were members of that Board of Directors or equivalent governing body on the first day of such period, (ii) whose election or nomination to that Board of Directors or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that Board of Directors or equivalent governing body, (iii)

whose election or nomination to that Board of Directors or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that Board of Directors or equivalent governing body, or (iv) in the case of the Company, whose election or nomination to that Board of Directors or equivalent governing body was approved by Parent; or

(5) the Company ceases to be a direct or indirect Wholly-Owned Subsidiary of Parent;

provided, that the Transactions and other transactions pursuant to the Business Combination Agreement (including the changes to the Beneficial Ownership of the Voting Stock of Parent contemplated therein) shall not be a Change of Control.

“Change of Control Triggering Event” with respect to any Series of Notes means the occurrence of a Change of Control (x) that is accompanied or followed by a downgrade by one or more gradations (including gradations within ratings categories as well as between ratings categories) or withdrawal of the rating of such Series of Notes within the Ratings Decline Period by at least two out of the three Rating Agencies and (y) the rating of such Series of Notes on any day during such Ratings Decline Period is below the rating by each such Rating Agency in effect immediately preceding the first public announcement of the Change of Control (or occurrence thereof if such Change of Control occurs prior to public announcement), provided that in making the relevant decision(s) referred to above to downgrade or withdraw such ratings, as applicable, the relevant Rating Agency announces publicly or confirms in writing during such Ratings Decline Period that such decision(s) resulted, in whole or in part, from the occurrence (or expected occurrence) of such Change of Control or the announcement of the intention to effect such Change of Control; provided, further that no Change of Control Triggering Event shall be deemed to occur if at the time of the applicable downgrade the rating of such Series of Notes by at least two out of the three Rating Agencies is Investment Grade.

“Closing Date” means the date on which the Merger occurs.

“Company” means T-Mobile USA, Inc., until a successor Person shall have become such in accordance with the applicable provisions of this Indenture, and thereafter “Company” shall mean such successor Person.

“Company Order” means a written order signed in the name of the Company by at least one Officer.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2) the Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period, to the extent that such Consolidated Interest Expense was deducted in computing such Consolidated Net Income; plus

(3) depreciation, amortization (including, non-cash impairment charges and any write-off or write-down or amortization of intangibles, but excluding, amortization of ordinary course prepaid cash expenses that were paid in a prior period) and other non-cash expenses or charges (excluding, any such non-cash expense to the extent that it represents an ordinary course accrual of or reserve for cash expenses in any future period or amortization of any ordinary course prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses or charges were deducted in computing such Consolidated Net Income; plus

(4) any net after-tax extraordinary, nonrecurring or unusual gains or losses or income, expenses or charges (including all fees and expenses relating thereto), including (a) any fees, expenses and costs relating to the Towers Transaction, (b) any fees, expenses or charges related to any sale or offering of Equity Interests of such Person or Parent, any acquisition or disposition or any Indebtedness, in each case that is permitted to be incurred hereunder (in each case, whether or not successful), or the offering, amendment or modification of any debt instrument, including the offering, any amendment or other modification of the Notes, provided that Consolidated Cash Flow shall not be deemed to be increased by more than $250.0 million in any twelve-month period pursuant to this clause (b), (c) any premium, penalty or fee paid in relation to any repayment, prepayment or repurchase of Indebtedness, (d) any fees or expenses relating to the Transactions and the offering, issuance and sale (in each case, whether or not successful) of the DT Notes and the “Permitted MetroPCS Notes” as such term is defined in the Business Combination Agreement, and (e) restructuring charges, integration costs (including retention, relocation and contract termination costs) and related costs and charges, provided such costs and charges under this clause (e) shall not exceed $300.0 million in any twelve-month period, plus for the first four years after the Closing Date, up to an additional $300.0 million in any twelve-month period related to the Transactions; plus

(5) New Market Losses, up to a maximum aggregate amount of $300.0 million in any twelve-month period; minus

(6) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of the Company that is not a Subsidiary Guarantor will be added to Consolidated Net Income to compute Consolidated Cash Flow of the Company only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

For the avoidance of doubt, calculations of “Consolidated Cash Flow” of the Company for any period prior to the Closing Date for purposes of calculating the Debt to Cash Flow Ratio shall be on a pro forma basis as described in the last paragraph of the definition of “Debt to Cash Flow Ratio”.

“Consolidated Indebtedness” means, with respect to any Person as of any date of determination, the sum, without duplication, of (i) the total amount of Indebtedness of such Person and its Restricted Subsidiaries, plus (ii) the total amount of Indebtedness of any other Person, to the extent that such Indebtedness has been Guaranteed by the referent Person or one or more of its Restricted Subsidiaries, plus (iii) the aggregate liquidation value of all Disqualified Stock of such Person and all Preferred Stock of Subsidiaries of such Person, in each case, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of, without duplication:

(1) the consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued (including amortization of debt issuance costs or original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of payments (if any) pursuant to Hedging Obligations); plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on that portion of Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon); plus

(4) the product of (a) all dividend payments on any series of Preferred Stock of such Person or any of its Restricted Subsidiaries, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then-current combined federal, state and local statutory tax rate of such Person, expressed as a decimal;

in each case, on a consolidated basis and in accordance with GAAP; excluding, however, any amount of such interest of any Restricted Subsidiary of the referent Person if the net income of such Restricted Subsidiary is excluded in the calculation of Consolidated Net Income pursuant to clause (2) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Consolidated Net Income pursuant to clause (2) of the definition thereof). Notwithstanding the foregoing, if any lease or other liability is reclassified as indebtedness or as a Capital Lease Obligation due to a change in accounting principles or the application thereof after the Closing Date, the interest component of all payments associated with such lease or other liability shall be excluded from Consolidated Interest Expense.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the positive Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2) solely for the purpose of determining the amount available for Restricted Payments under clause (3)(A) of Section 4.07(a) hereof, the Net Income of any Restricted Subsidiary that is not a Guarantor will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(3) the effect of a change in accounting principles or in the application thereof (including any change to IFRS and any cumulative effect adjustment) will be excluded;

(4) unrealized losses and gains attributable to Hedging Obligations, including those resulting from the application of the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 815, will be excluded; and

(5) any non-cash compensation charge or expense realized from grants of stock, stock appreciation or similar rights, stock option or other rights to officers, directors and employees will be excluded.

“Contribution Indebtedness” means, Indebtedness in an aggregate principal amount at any one time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge such Indebtedness, not to exceed 150% of the aggregate amount of all Net Equity Proceeds.

“Convertible Debt” means Debt of the Company (which may be Guaranteed by the Guarantors) permitted to be incurred hereunder that is either (a) convertible or exchangeable into common stock of Parent (and cash in lieu of fractional shares) and/or cash (in an amount determined by reference to the price of such common stock) or (b) sold as units with call options, warrants or rights to purchase (or substantially equivalent derivative transactions) that are exercisable for common stock of Parent and/or cash (in an amount determined by reference to the price of such common stock).

“Corporate Trust Office of the Trustee” means, solely for purposes of presenting Notes, Deutsche Bank Trust Company Americas located at 60 Wall Street, New York, NY 10005, and, for all other purposes, the office of the Trustee at which any time its corporate trust business will be administered, which at the date hereof is located at 60 Wall Street, New York, NY 10005, or such other address as the Trustee may designate from time to time by notice to the Holders and the Company, or the principal corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the Holders and the Company).

“Credit Facilities” means, one or more debt facilities (including the TMUS Working Capital Facility), capital leases, purchase money financings or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), capital leases, purchase money debt, debt securities or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including, in each case, by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Debt to Cash Flow Ratio” means, with respect to any Person as of any date of determination, the ratio of (a) the Consolidated Indebtedness of such Person as of such date to (b) the Consolidated Cash Flow of such Person for the four most recent full fiscal quarters ending immediately prior to such date for which internal financial statements are available.

For purposes of making the computation referred to above:

(1) pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including the Merger and including giving pro forma effect to any related financing transactions and the application of proceeds of any Asset Disposition) that occur during such four-quarter period or subsequent to such four-quarter period but on or prior to the date on which the Debt to Cash Flow Ratio is to be calculated as if they had occurred and such proceeds had been applied on the first day of such four-quarter period;

(2) pro forma effect shall be given to asset dispositions and asset acquisitions (including giving pro forma effect to any related financing transactions and the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Subsidiary of the Company or has been merged with or into the Company (including MetroPCS Wireless, Inc.) or any Restricted Subsidiary during such four-quarter period or subsequent to such four-quarter period but on or prior to the date on which the Debt to Cash Flow Ratio is to be calculated and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary, as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such four-quarter period;

(3) to the extent that the pro forma effect of any transaction is to be made pursuant to clause (1) or (2) above, such pro forma effect shall be determined in good faith on a reasonable basis by a responsible financial or accounting officer of the specified Person, whose determination shall be conclusive, as if the subject transaction(s) had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

(4) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of (without duplication of clauses (1) and (2) above) prior to the date on which the Debt to Cash Flow Ratio is to be calculated, shall be excluded;

(5) any Person that is a Restricted Subsidiary on the date on which the Debt to Cash Flow Ratio is to be calculated will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period; and

(6) any Person that is not a Restricted Subsidiary on the date on which the Debt to Cash Flow Ratio is to be calculated will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period.

For the avoidance of doubt, if the Debt to Cash Flow Ratio is determined for any period commencing prior to the date that is four fiscal quarters after the fiscal quarter during which the Closing Date occurs, the Debt to Cash Flow Ratio shall be calculated giving pro forma effect to the Transactions as if the Transactions had occurred on the first day of the four-quarter reference period.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Depositary” means, with respect to the Notes of any Series issuable or issued in whole or in part in the form of one or more Global Notes, the Person designated as Depositary for such Series by the Company, which Depositary will be a clearing agency registered under the Exchange Act; and if at any time there is more than one such Person, “Depositary” as used with respect to the Notes of any Series will mean the Depositary with respect to the Notes of such Series.

“Designated Entity” means (i) Iowa Wireless Services LLC, a Delaware limited liability company, or (ii) any Designated Tower Entity.

“Designated Tower Entity” means any entity established solely or primarily for the limited purpose of holding wireless communications sites, towers, and related contracts, equipment, improvements, real estate, and other assets, and performing other activities incidental thereto or in connection with the Towers Transaction. For the avoidance of doubt, T-Mobile USA Tower LLC and T-Mobile West Tower LLC are each Designated Tower Entities.

“Disqualified Stock” means, with respect to Notes of any Series, any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes of the applicable Series mature; provided that any class of Capital Stock of such Person that, by its terms, requires such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Capital Stock, and that is not convertible, puttable or exchangeable for cash, Disqualified Stock or Indebtedness, will not be deemed to be Disqualified Stock, so long as such Person satisfies its obligations with respect thereto solely by the delivery of Capital Stock. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.07 hereof. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Domestic Restricted Subsidiary” means any Restricted Subsidiary that is not a Foreign Subsidiary.

“DT” means Deutsche Telekom AG, an Aktiengesellschaft organized and existing under the laws of the Federal Republic of Germany.

“DT Notes” means the Notes issued pursuant to this Indenture on April 28, 2013 (and any Exchange Notes in respect thereof).

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Notes” means the Notes of any Series issued pursuant to this Indenture in connection with a Registered Exchange Offer.

“Existing Indebtedness” means (a) Indebtedness of the Company and its Subsidiaries (other than Indebtedness in respect of any Notes) in existence on the Closing Date, until such amounts are repaid, (b)(1) the $3.5B Notes in existence on the Closing Date (and any Exchange Notes (as defined in the $3.5B Notes Base Indenture) relating thereto) and the TMUS Working Capital Facility, and (2) all other Indebtedness of MetroPCS Wireless, Inc. and its Subsidiaries in existence on the Closing Date that was not incurred in violation of the terms of the Business Combination Agreement, in each case until such amounts are repaid (provided that the aggregate principal amount of Indebtedness incurred in contemplation of the Transactions, including any Indebtedness in the form of the $3.5B Notes and Notes issued on the date of this Base Indenture (other than Indebtedness under the TMUS Working Capital Facility), in each case permitted by this clause (b), shall not exceed $20.5 billion).

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Company’s Board of Directors or a senior officer of the Company, which determination shall be conclusive.

“FCC” means the United States Federal Communications Commission and any successor agency that is responsible for regulating the United States telecommunications industry.

“FCC Licenses” means all licenses or permits now or hereafter issued by the FCC.

“Fitch” means Fitch Inc., a Subsidiary of Fimalac, S.A., and its successors.

“Foreign Subsidiary” means any Subsidiary of the Company other than a Subsidiary organized under the laws of the United States or any state of the United States or the District of Columbia, or any direct or indirect subsidiary thereof.

“GAAP” means generally accepted accounting principles as in effect on the Closing Date. Notwithstanding the foregoing, at any time, the Company may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP or parts of the Accounting Standards Codification or “ASC” shall thereafter be construed to mean IFRS (except as otherwise provided in this Indenture); provided that any such election, once made, shall be irrevocable; provided further, that any calculation or determination in this Indenture that requires the application of GAAP for periods that include fiscal quarters ended prior to the Company’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. The Company shall give notice of any such election made in accordance with this definition to the Trustee and the Holders.

“Global Note” or “Global Notes” means a Note or Notes, as the case may be, in the form established pursuant to Section 2.02 or 2.15 evidencing all or part of a Series of Notes, issued to the Depositary for such Series or its nominee, and registered in the name of such Depositary or nominee.

“Government Securities” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent, permission, consent order or consent decree of or from any governmental authority.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantor” means, with respect to the Notes of any Series, any Person who has guaranteed the obligations of the Company under this Indenture with respect to such Series pursuant to ARTICLE X, until released from its Note Guarantee pursuant to the provisions of this Indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices,

and any guarantee in respect thereof.

“Holder” means a Person in whose name a Note is registered.

“IFRS” means the international accounting standards promulgated by the International Accounting Standards Board and its predecessors, as adopted by the European Union, as in effect from time to time.

“Immaterial Subsidiary” means any Subsidiary of the Company that at any time has less than $100.0 million in Total Assets; provided, that the aggregate Total Assets of all Immaterial Subsidiaries shall not at any time exceed $300.0 million.

“Indebtedness” means, with respect to any specified Person, without duplication,

(a) any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(6) representing any Hedging Obligations; and

(b) any financial liabilities recorded in respect of the upfront proceeds received in connection with the Towers Transaction,

in each case, if and only to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. Notwithstanding the foregoing, in no event shall the reclassification of any lease or other liability as indebtedness due to a change in accounting principles (or in the application thereof) after the Closing Date be deemed to be an incurrence of Indebtedness for any purpose under this Indenture. The amount of any Indebtedness shall be determined in accordance with the last paragraph of Section 4.09 hereof.

“Indenture” means, with respect to any Series of Notes, this Base Indenture, as amended or supplemented from time to time in respect of such Series of Notes and will include the form and terms of such Series of Notes established as contemplated hereunder. For the avoidance of doubt, for purposes of determining the rights of Holders of any Series of Notes, and the terms applicable to such Series of Notes, references herein to “this Indenture” shall mean the Indenture with respect to such Series.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees), advances (excluding commission, travel, entertainment, drawing accounts and similar advances to directors, officers and employees made in the ordinary course of business and excluding the purchase of assets, equipment, property or accounts receivables created or acquired in the ordinary course of business) or capital contributions, and purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Capital Stock of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Company’s Investments in such Restricted Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of Section 4.07 hereof. The acquisition by the Company or any Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of Section 4.07 hereof as of the date the acquisition of the acquired Person is consummated. Except as otherwise provided in this Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Investment Grade” means:

(1) with respect to Moody’s (or any successor company acquiring all or substantially all of its assets), a rating of Baa3 (or its equivalent under any successor rating category of Moody’s) or better;

(2) with respect to S&P (or any successor company acquiring all or substantially all of its assets), a rating of BBB- (or its equivalent under any successor rating category of S&P) or better;

(3) with respect to Fitch (or any successor company acquiring all or substantially all of its assets), a rating of BBB- (or its equivalent under any successor rating category of Fitch) or better; and

(4) if any Rating Agency ceases to exist or ceases to rate any Series of the Notes for reasons outside of the control of the Company, the equivalent investment grade credit rating for such Series of Notes from any other “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Company as a replacement agency.

“ISIS Joint Venture” means Amended and Restated LLC Agreement of JVL Ventures, LLC dated October 1, 2010, as amended.

“Issue Date” means the effective date of the Board Resolution, Officers’ Certificate or supplemental indenture pursuant to which the first Series of Notes is issued under this Indenture.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement and any lease in the nature thereof.

“Maturity” means, when used with respect to any Note, the date on which the principal of such Note becomes due and payable as therein or herein provided, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise.

“Merger” means the merger of MetroPCS Wireless, Inc. with and into the Company with the Company as the surviving Person, pursuant to the Business Combination Agreement.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Net Equity Proceeds” means the net cash proceeds received by the Company since the Closing Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock).

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock accretion or dividends, excluding however:

(1) any gain (or loss), together with any related provision for taxes on such gain (or loss) realized in connection with:

(a) dispositions of assets (other than in the ordinary course of business); or

(b) the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary gain (or loss), together with any related provision for taxes on such extraordinary gain (or loss).

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale, but excluding any items deemed to be cash pursuant to Section 4.10(2)(A) hereof), net of all costs relating to such Asset Sale, including (a) legal, accounting and investment banking fees, finder’s fees, sales commissions, employee severance costs, and any relocation expenses incurred as a result of the Asset Sale, (b) taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (c) amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale, (d) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Sale and (e) any amounts to be set aside in any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such properties or assets or for liabilities associated with such Asset Sale and retained by the Company or any of its Restricted Subsidiaries until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Proceeds shall include only the amount of the reserve so reversed or the amount returned to the Company or its Restricted Subsidiaries from such escrow arrangement, as the case may be.

“New Markets” means the collective reference to any wireless telephone markets other than the metropolitan areas of Las Vegas, Nevada; Los Angeles, San Francisco and Sacramento, California; Detroit, Michigan; Dallas/Fort Worth, Texas; Tampa/Sarasota, Orlando, Miami and Jacksonville, Florida; Atlanta, Georgia; Philadelphia, Pennsylvania; New York, New York; Boston, Massachusetts; and Hartford, Connecticut.

“New Market Losses” means, for any period, to the extent such losses were deducted in computing such Consolidated Net Income during the applicable period, an amount equal to any extraordinary loss plus any net loss (without duplication) realized by the Company or any of its Restricted Subsidiaries incurred in connection with construction, launch and operations in any New Market for such period, so long as such net losses are incurred on or prior to the fourth anniversary after the initial commencement of commercial operations in the applicable New Market.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), subject to customary “bad-boy” exceptions, (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both, any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

“Notation of Guarantee” means a notation, substantially in the form of Exhibit A attached hereto, executed by a Guarantor and affixed to each Note of any Series to which the Note Guarantee of such Guarantor under ARTICLE X of this Base Indenture applies.

“Note” or “Notes” means the debentures, notes or other debt instruments of the Company of any Series authenticated and delivered under this Indenture.

“Note Guarantee” means, with respect to the Notes of any Series, the guarantee by each Guarantor of the obligations of the Company under this Indenture with respect to such Series and the Notes of such Series pursuant to ARTICLE X.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, cash collateral obligations, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice President of such Person.

“Officers’ Certificate” means a certificate signed on behalf of the Company by two Officers of the Company, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company, that meets the requirements of Section 12.05 hereof.

“Opinion of Counsel” means an opinion (which may be subject to customary assumptions, qualifications and exclusions) from legal counsel who is reasonably acceptable to the Trustee, that meets the requirements of Section 12.05 hereof. The counsel may be an employee of or counsel to the Company or any Subsidiary of the Company.

“Parent” means T-Mobile US, Inc. (formerly known as MetroPCS Communications, Inc.), a Delaware corporation, and its successors and assigns.

“Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) on Parent’s common stock purchased by the Company in connection with the issuance of any Convertible Debt; provided that the purchase price for such Permitted Bond Hedge Transaction, does not exceed the net cash proceeds received by the Company from the sale of such Convertible Debt issued in connection with the Permitted Bond Hedge Transaction.

“Permitted Business” means those businesses in which the Company and its Subsidiaries were engaged on the Closing Date, or any business similar, related, incidental or ancillary thereto or that constitutes a reasonable extension or expansion thereof, or any business reasonably related to the telecommunications industry, and the acquisition, holding or exploitation of any license relating to the delivery of those services.

“Permitted Holder” means (i) DT and (ii) any direct or indirect Subsidiary of DT.

“Permitted Investments” means:

(1) any Investment in the Company or in any Restricted Subsidiary of the Company;

(2) any Investment in Cash Equivalents;

(3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of the Company; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.10 hereof;

(5) any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company or Equity Interests of Parent;

(6) any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

(7) Investments represented by Hedging Obligations;

(8) loans or advances to employees made in the ordinary course of business of the Company or any Restricted Subsidiary of the Company in an aggregate principal amount not to exceed $50.0 million at any one time outstanding;

(9) any payment on or with respect to, or purchase, redemption, defeasement or other acquisition or retirement for value of (i) any of the Notes issued on the date of this Base Indenture, and any Additional Notes of the same Series, and any Exchange Notes in respect of any such Notes or Additional Notes, (ii) any of MetroPCS Wireless Inc.’s 7 7/8% Senior Notes due 2018 issued pursuant to that certain Indenture, dated as of September 21, 2010, among MetroPCS Wireless, Inc., the guarantors named therein and Wells Fargo Bank, N.A., as trustee, as amended and supplemented by that certain First Supplemental

Indenture, dated as of September 21, 2010, among MetroPCS Wireless Inc., the guarantors named therein and Wells Fargo Bank, N.A., as trustee, as further supplemented by that certain Third Supplemental Indenture, dated as of December 23, 2010, among MetroPCS Wireless, Inc., the guarantors named therein and Wells Fargo Bank, N.A., as trustee, and as amended and restated by that certain Fifth Supplemental Indenture, dated as of December 14, 2012, among MetroPCS Wireless, Inc., the guarantors named therein and Wells Fargo Bank, N.A., as trustee, (iii) any of MetroPCS Wireless Inc.’s 6 5/8% Senior Notes due 2020 issued pursuant to the 6 5/8% Senior Notes Indenture, (iv) any of the $3.5B Notes or (v) any other Indebtedness that is pari passu with the Notes issued on the date of this Base Indenture;

(10) advances and prepayments for asset purchases in the ordinary course of business in a Permitted Business of the Company or any of its Restricted Subsidiaries;

(11) Investments existing on the Closing Date including Investments held by MetroPCS Wireless, Inc., the Company and their Subsidiaries immediately prior to the Merger;

(12) Investments in the ISIS Joint Venture having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (12) since the Closing Date that are at that time outstanding, not to exceed $300.0 million;

(13) Permitted Bond Hedge Transactions which constitute Investments;

(14) (a) Permitted Joint Venture Investments, and (b) other Investments in any Person other than an Affiliate of the Company (excluding any Person that is an Affiliate of the Company solely by reason of Parent’s ownership, directly or indirectly, of Equity Interests, or Parent’s control, of such Person, or which becomes an Affiliate as a result of such Investment), to the extent such Investment under (a) or (b) has an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (14) that are at the time outstanding, not to exceed 12.5% of the Company’s Total Assets on the date of such Investment;

(15) Investments in a Person primarily engaged in a Permitted Business having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (15) since the Closing Date that are at that time outstanding, not to exceed $250.0 million;

(16) guarantees permitted under Section 4.09 hereof;

(17) deposits or payments made with the FCC in connection with the auction or licensing of Governmental Authorizations;

(18) any Investment deemed made from time to time pursuant to Section 4.18 in connection with a Specified Unrestricted Subsidiary Designation, in an amount equal to the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiaries designated as Unrestricted Subsidiaries pursuant to such Specified Unrestricted Subsidiary Designation, but only to the extent not in excess of the aggregate Fair Market Value of all outstanding Investments owned by T-Mobile and its Restricted Subsidiaries in such designated Subsidiaries as of the Closing Date (for this purpose, it shall be assumed, as regards to Investments in any Designated Tower Entity, that all wireless communications sites, towers, and related contracts, equipment, improvements, real estate, and other assets of T-Mobile and its subsidiaries subject to the Towers Transaction that are contemplated to be transferred to the Designated Tower Entities in accordance with the terms of the Towers Transaction, as contemplated in the Towers Transaction Agreements as in effect as of March 19, 2013, had been transferred to the Designated Tower Entities, whether or not all such transfers have in fact then taken place, but disregarding any transfers of assets not part of the Towers Transaction as contemplated in the Towers Transaction Agreements as in effect as of the March 19, 2013); and

(19) any other Investments made in connection with the Towers Transaction, as contemplated in the Towers Transaction Agreements as in effect as of the March 19, 2013].

Notwithstanding any other provision to the contrary, no Permitted Investment shall be deemed to be a Restricted Payment.

“Permitted Joint Venture Investment” means, with respect to any specified Person, Investments in any other Person engaged in a Permitted Business of which at least 40% of the outstanding Capital Stock of such other Person is at the time owned directly or indirectly by the specified Person.

“Permitted Liens” means:

(1) Liens securing Indebtedness and other Obligations under Credit Facilities and/or securing Hedging Obligations related thereto permitted by Section 4.09(b)(1), (8) and (19) hereof, provided that any secured Permitted Refinancing Indebtedness incurred in respect of Indebtedness or other Obligations previously secured pursuant to this clause (1) will be treated as Indebtedness secured pursuant to this clause (1) in making any determination as to whether additional Indebtedness or other Obligations may be secured pursuant to this clause (1);

(2) Liens in favor of the Company or the Guarantors;

(3) Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary or is merged with or into or consolidated with the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets (other than improvements thereon, accessions thereto and proceeds thereof) other than those of the Person that becomes a Restricted Subsidiary or is merged into or consolidated with the Company or the Subsidiary;

(4) Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to, and not incurred in contemplation of, such acquisition;

(5) (a) bankers’ Liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution, and (b) Liens, deposits (including deposits with the FCC) or pledges to secure the performance of bids, tenders, trade or governmental contracts, leases, licenses, statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by Section 4.09(b)(4) covering only the assets (including the proceeds thereof, accessions thereto and upgrades thereof) acquired with or financed by such Indebtedness;

(7) Liens existing on the Closing Date (including Liens on the assets of MetroPCS Wireless, Inc. and its Subsidiaries existing immediately prior to the Merger);

(8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9) Liens imposed by law or contract, such as carriers’, warehousemen’s, suppliers’, vendors’, construction, repairmen’s, landlord’s and mechanics’ Liens or other similar Liens, in each case, incurred in the ordinary course of business;

(10) survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(11) Liens arising by reason of a judgment, attachment, decree or court order, to the extent not otherwise resulting in an Event of Default, and any Liens that are required to protect or enforce any rights in any administrative, arbitration or other court proceedings in the ordinary course of business;

(12) Liens created for the benefit of (or to secure) the Notes (or the Note Guarantees);

(13) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under this Indenture; provided, however, that:

(a) the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original

Lien arose, could secure the original Lien (plus improvements and accessions to such property and assets and proceeds or distributions of such property and assets and improvements and accessions thereto); and

(b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(14) (a) Liens contained in purchase and sale agreements or lease agreements limiting the transfer of assets pending the closing of the transactions contemplated thereby or the termination of the lease, respectively, (b) spectrum leases or other similar lease or licensing arrangements contained in, or entered into in connection with, purchase and sale agreements, and (c) Liens relating to deposits or escrows established in connection with purchase and sale agreements;

(15) Liens that may be deemed to exist by virtue of contractual provisions that restrict the ability of the Company or any of its Subsidiaries from granting or permitting to exist Liens on their respective assets;

(16) Liens in favor of the Trustee as provided for in this Indenture on money or property held or collected by the Trustee in its capacity as trustee;

(17) Liens on cash or Cash Equivalents securing (a) workers’ compensation claims, self-insurance obligations, unemployment insurance or other social security, old age pension, bankers’ acceptances, performance bonds, completion bonds, bid bonds, appeal bonds, indemnity bonds, specific performance or injunctive relief bonds, surety bonds, public liability obligations, or other similar bonds or obligations, or securing any Guarantees or letters of credit functioning as or supporting any of the foregoing, in each case incurred in the ordinary course of business or (b) letters of credit required to be issued for the benefit of any Person that controls a Permitted Joint Venture Investment to secure any put right for the benefit of the Person controlling the Permitted Joint Venture Investment;

(18) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into in the ordinary course of business covering only the property under lease (plus improvements and accessions to such property and proceeds or distributions of such property and improvements and accessions thereto);

(19) any interest or title of a lessor, licensor or sublicensor in the property subject to any lease, license or sublicense entered into in the ordinary course of business;

(20) Liens on cash or Cash Equivalents on deposit to secure reimbursement obligations under letters of credit incurred in the ordinary course of business;

(21) Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any Person that is a Permitted Joint Venture Investment owned by the Company or any Restricted Subsidiary to the extent securing Non-Recourse Debt or other Indebtedness of such Unrestricted Subsidiary or Person;

(22) Liens arising under operating agreements, joint venture agreements, partnership agreements, contracts for sale and other agreements arising in the ordinary course of business that are customary in the Permitted Business, and applicable only to the assets that are the subject of such agreements or contracts;

(23) Liens securing Hedging Obligations;

(24) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(25) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(26) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(27) Liens securing any arrangement for treasury, depositary or cash management services provided to the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(28) Liens with respect to obligations that do not exceed at any time the greater of (x) $500.0 million and (y) 1.0% of the Company’s Total Assets at such time;

(29) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements; and

(30) Liens, if any, incurred in connection with the Towers Transaction.

“Permitted Payments to Parent” means, without duplication as to amounts:

(1) payments to Parent to permit Parent to pay reasonable accounting, legal, investment banking fees and administrative expenses of Parent when due; and

(2) for so long as the Company is a member of a group filing a consolidated or combined tax return with Parent, payments to Parent in respect of an allocable portion of the tax liabilities of such group that is attributable to the Company and its Subsidiaries (“Tax Payments”). The Tax Payments shall not exceed the lesser of (i) the amount of the relevant tax (including any penalties and interest) that the Company would owe if the Company were filing a separate tax return (or a separate consolidated or combined return with its Subsidiaries that are members of the consolidated or combined group), taking into account any carryovers and carrybacks of tax attributes (such as net operating losses) of the Company and such Subsidiaries from other taxable years and (ii) the net amount of the relevant tax that Parent actually owes to the appropriate taxing authority.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries, any Disqualified Stock of the Company or any Preferred Stock of any Restricted Subsidiary issued (a) in exchange for, or the net proceeds of which are used to, extend the maturity, renew, refund, refinance, replace, defease, discharge or otherwise retire for value, in whole or in part, or (b) constituting an amendment, modification or supplement to or a deferral or renewal of ((a) and (b) above, collectively, a “Refinancing”), any other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness), any Disqualified Stock of the Company or any Preferred Stock of a Restricted Subsidiary in a principal amount or, in the case of Disqualified Stock of the Company or Preferred Stock of a Restricted Subsidiary, liquidation preference, not to exceed (after deduction of reasonable and customary fees and expenses incurred in connection with the Refinancing) the lesser of:

(1) the principal amount or, in the case of Disqualified Stock or Preferred Stock, liquidation preference, of the Indebtedness, Disqualified Stock or Preferred Stock so Refinanced (plus, in the case of Indebtedness, the amount of accrued interest and premium, if any paid in connection therewith), and

(2) if the Indebtedness being Refinanced was issued with any original issue discount, the accreted value of such Indebtedness (as determined in accordance with GAAP) at the time of such Refinancing;

in each case, except to the extent that any such excess principal amount (or accreted value, as applicable) would be then permitted to be incurred by other provisions of Section 4.09 hereof; provided, that such excess principal amount of Indebtedness shall be deemed to be incurred under such other provision.

Notwithstanding the preceding, no Indebtedness, Disqualified Stock or Preferred Stock will be deemed to be Permitted Refinancing Indebtedness, unless:

(1) such Indebtedness, Disqualified Stock or Preferred Stock has a final maturity date or redemption date, as applicable, later than the final maturity date or redemption date, as applicable, of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness, Disqualified Stock or Preferred Stock being Refinanced;

(2) if the Indebtedness, Disqualified Stock or Preferred Stock being Refinanced is contractually subordinated in right of payment to the Notes, such Indebtedness, Disqualified Stock or Preferred Stock is contractually subordinated in right of payment to, the Notes, on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness, Disqualified Stock or Preferred Stock being Refinanced at the time of the Refinancing; and

(3) such Indebtedness or Disqualified Stock is incurred or issued by the Company or such Indebtedness, Disqualified Stock or Preferred Stock is incurred or issued by the Restricted Subsidiary who is the obligor on the Indebtedness being Refinanced or the issuer of the Disqualified Stock or Preferred Stock being Refinanced, or a Restricted Subsidiary of such obligor or issuer.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Preferred Stock” means, with respect to any Person, any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or payments upon liquidation.

“Rating Agency” means each of Moody’s, S&P, Fitch and, if any of Moody’s, S&P or Fitch ceases to exist or ceases to rate the Notes of the applicable Series for reasons outside of the control of the Company, any other “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Company as a replacement agency.

“Ratings Decline Period” means the period that (i) begins on the earlier of (a) the date of the first public announcement of the occurrence of a Change of Control or of the intention by the Company or a shareholder of the Company, as applicable, to effect a Change of Control or (b) the occurrence thereof and (ii) ends 90 days following consummation of such Change of Control; provided that such period shall be extended for so long as the rating of the Notes of the applicable Series, as noted by the applicable Rating Agency, is under publicly announced consideration for downgrade by the applicable Rating Agency.

“Registered Exchange Offer” means the offer by Company and, if applicable, the Guarantors, to certain holders of initial notes, to issue and deliver to such holders, in exchange for the initial notes, a like aggregate principal amount of Exchange Notes registered under the Securities Act.

“Registration Rights Agreement” means, with respect to the issuance of Notes of any Series issued in a transaction exempt from the registration requirements of the Securities Act, the registration rights agreement, if any, among the Company and the initial purchasers of such Series of Notes.

“Reinsurance Entity” means TMUS Assurance Corporation, a Hawaii corporation, and any successor thereto.

“Replacement Assets” means: (i) capital expenditures with respect to any assets, (ii) other assets that will be used or useful in a Permitted Business, (iii) all or substantially all of the assets of a Permitted Business, (iv) Voting Stock of any Person engaged in a Permitted Business that, when taken together with all other Voting Stock of such Person owned by the Company and its Restricted Subsidiaries, constitutes a majority of the Voting Stock of such Person and such Person will become a Restricted Subsidiary on the date of the acquisition thereof or (v) deposits or payments to acquire FCC Licenses.

“Responsible Officer” means, when used with respect to the Trustee, any officer within the Corporate Trust Office of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his/her knowledge of and familiarity with the particular subject and who has responsibility for the administration of this Indenture.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referenced Person that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Series” or “Series of Notes” means each series of debentures, notes or other debt instruments of the Company created pursuant to Sections 2.01 and 2.02 hereof.

“Significant Subsidiary” means any Restricted Subsidiary that as of the end of the most recent fiscal quarter for which financial statements are available, would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Closing Date.

“Specified Issuer Indebtedness” means any Indebtedness of the Company in a principal amount of $250 million or more.

“Specified Unrestricted Subsidiary Designation” has the meaning assigned to such term in Section 4.18.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the Closing Date, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means:

(1) with respect to the Company, any Indebtedness of the Company which is by its terms subordinated in right of payment to the Notes of the applicable Series; and

(2) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to such Guarantor’s Guarantee of the Notes of the applicable Series.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Subsidiary Guarantors” means, collectively, the Guarantors that are Subsidiaries of the Company.

“TIA” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb).

“TMUS Working Capital Facility” has the meaning ascribed thereto in the Business Combination Agreement.

“Total Assets” means the consolidated total assets of a Person and its Subsidiaries as set forth on the most recent balance sheet of such Person prepared in accordance with GAAP.

“Towers Transaction” means the transactions contemplated by the Towers Transaction Agreements.

“Towers Transaction Agreements” means: (i) the Master Agreement, dated as of September 28, 2012 (as the same may be amended, modified, or supplemented from time to time), among T-Mobile, Crown Castle International Corp., a Delaware corporation, and certain Subsidiaries of T-Mobile; and (ii) each of the other transaction documents entered into in connection therewith or contemplated thereby, as they may be amended, modified or supplemented from time to time.

“Transactions” means (i) the Merger, (ii) the offering of the “Permitted MetroPCS Notes”, as defined in the Business Combination Agreement, and the DT Notes and the incurrence of the TMUS Working Capital Facility, (iii) the refinancing of Existing Indebtedness on or prior to the Closing Date, (iv) the “Cash Payment” and the “MetroPCS Reverse Stock Split”, each as defined in the Business Combination Agreement, and (v) all other transactions consummated in connection therewith.

“Trustee” means the Person named as the “Trustee” in the preamble of this Base Indenture until a successor Trustee shall have been selected pursuant to the applicable provisions of this Indenture, and thereafter “Trustee” shall mean or include each Person who is then a Trustee hereunder, and if at any time there is more than one such Person, “Trustee” as used with respect to the Notes of any Series will mean the Trustee with respect to Notes of that Series.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that:

(1) except as permitted by Section 4.11, such Subsidiary is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are, taken as a whole, no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(2) such Subsidiary does not hold any Liens on any property of Parent, the Company or any of its Restricted Subsidiaries; and

(3) such Subsidiary has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries, except to the extent that such guarantee or credit support would be released upon such designation.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then-remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Subsidiary” of any specified Person means a Subsidiary of such Person, all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) will at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person. Except if expressly otherwise specified, Wholly-Owned Subsidiary means a Wholly-Owned Subsidiary of the Company.

Section 1.02 Other Definitions.

TERM	DEFINED IN SECTION

“Affiliate Transaction”	4.11
“Agent Members”	Appendix A
“Applicable Procedures”	Appendix A
“Asset Sale Offer”	3.07
“Base Indenture”	Preamble

“Change of Control Offer”	4.15
“Change of Control Payment Date”	4.15
“Change of Control Payment”	4.15
“Covenant Defeasance”	8.03
“Definitive Note”	Appendix A
“Distribution Compliance Period”	Appendix A
“Event of Default”	6.01
“Excess Proceeds”	4.10
“incur”	4.09
“Initial Notes”	Appendix A
“Initial Purchasers”	Appendix A
“Legal Defeasance”	8.02
“Legal Holiday”	12.09
“Notes Custodian”	Appendix A
“Offer Amount”	3.07
“Offer Period”	3.07
“Paying Agent”	2.04
“Payment Default”	6.01
“Permitted Debt”	4.09
“Purchase Date”	3.07
“QIB”	Appendix A
“Registrar”	2.04
“Registration Statement”	Appendix A
“Regulation S”	Appendix A
“Regulation S Global Note”	Appendix A
“Rule 144A”	Appendix A
“Rule 144A Global Note”	Appendix A
“Rule 144A Notes”	Appendix A
“Restricted Payment”	4.07
“Specified Unrestricted Subsidiary Designation”	4.18
“Transfer Restricted Notes”	Appendix A

Section 1.03 Incorporation by Reference of Trust Indenture Act.

Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.

The following TIA terms used in this Indenture have the following meanings:

“indenture securities” means the Notes;

“indenture security Holder” means a Holder of a Note;

“indenture to be qualified” means this Indenture;

“indenture trustee” or “institutional trustee” means the Trustee; and

“obligor” on the Notes and the Note Guarantees means the Company and the Guarantors, respectively, and any successor obligor upon the Notes and the Note Guarantees, respectively.

All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule under the TIA and not otherwise defined herein are used herein as so defined.

Section 1.04 Rules of Construction.

Unless the context otherwise requires:

(1) a term has the meaning assigned to it;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive;

(4) words in the singular include the plural, and in the plural include the singular;

(5) “will” shall be interpreted to express a command;

(6) provisions apply to successive events and transactions;

(7) “including” means “including, without limitation”; and

(8) references to sections of or rules under the Securities Act will be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time.

ARTICLE II

THE NOTES

Section 2.01 Issuable in Series.

The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited. The Notes may be issued in one or more Series. All Notes of a Series will be identical except as may be set forth or determined in the manner provided in a Board Resolution, supplemental indenture or Officers’ Certificate detailing the adoption of the terms thereof pursuant to authority granted under a Board Resolution. In the case of Notes of a Series to be issued from time to time, the Board Resolution, Officers’ Certificate or supplemental indenture detailing the adoption of the terms thereof pursuant to authority granted under a Board Resolution may provide for the method by which specified terms (such as interest rate, maturity date, record date or date from which interest will accrue) are to be determined. Notes may differ between Series in respect of any matters, but otherwise all Series of Notes are equally and ratably entitled to the benefits of this Base Indenture.

Section 2.02 Establishment of Terms of Series of Notes.

At or prior to the issuance of any Notes within a Series, the following will be established (as to such Series generally, in the case of Section 2.02(a) and either as to such Notes within such Series or as to such Series generally in the case of Sections 2.02(b) through 2.02(v)) by or pursuant to a Board Resolution, and set forth or determined in the manner provided in a Board Resolution, supplemental indenture or Officers’ Certificate:

(a) the title of the Series (which will distinguish the Notes of that particular Series from the Notes of any other Series);

(b) the price or prices (expressed as a percentage of the principal amount thereof) at which the Notes of the Series will be issued;

(c) any limit upon the aggregate principal amount of the Notes of the Series which may be authenticated and delivered under this Indenture (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes of the Series pursuant to Section 2.07, 2.08, 2.11, 3.06 or 9.05);

(d) the date or dates on which the principal of the Notes of the Series is payable;

(e) the rate or rates (which may be fixed or variable) per annum or, if applicable, the method used to determine such rate or rates (including, but not limited to, any commodity, commodity index, stock exchange index or financial index) at which the Notes of the Series will bear interest, if any, the date or dates from which such interest, if any, will accrue, the date or dates on which such interest, if any, will commence and be payable and any regular record date for the interest payable on any interest payment date;

(f) the place or places where the principal of and interest, if any, on the Notes of the Series will be payable, where the Notes of such Series may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Company in respect of the Notes of such Series and this Indenture may be served, and the method of such payment, if by wire transfer, mail or other means;

(g) if applicable, the period or periods within which, the price or prices at which and the terms and conditions upon which the Notes of the Series may be redeemed, in whole or in part, at the option of the Company;

(h) the obligation, if any, of the Company to redeem or purchase the Notes of the Series pursuant to any sinking fund or analogous provisions or at the option of a Holder thereof and the period or periods within which, the price or prices at which and the terms and conditions upon which Notes of the Series will be redeemed or purchased, in whole or in part, pursuant to such obligation;

(i) the dates, if any, on which and the price or prices at which the Notes of the Series may be redeemed by the Company at the option of the Company and other detailed terms and provisions of such redemption rights;

(j) if other than denominations of a minimum of $2,000 and integral multiples of $1,000, the denominations in which the Notes of the Series will be issuable;

(k) the forms of the Notes of the Series and whether the Notes will be issuable as Global Notes;

(l) if other than the full outstanding principal amount thereof, the portion of the principal amount of the Notes of the Series that will be payable upon declaration of acceleration of the Maturity thereof pursuant to Section 6.02;

(m) the manner in which the amounts of payment of principal of or interest, if any, on the Notes of the Series will be determined, if such amounts may be determined by reference to an index based on a currency or currencies or by reference to a commodity, commodity index, stock exchange index or financial index;

(n) the provisions, if any, relating to any security provided for the Notes of the Series or the related Note Guarantees;

(o) any addition to or change in the Events of Default which applies to any Notes of the Series and any change in the right of the Trustee or the requisite Holders of such Notes to declare the principal amount thereof due and payable pursuant to Section 6.02;

(p) any addition to or change in the covenants set forth in ARTICLES IV or V hereof which applies to Notes of the Series;

(q) any terms and provisions relating to depositaries, interest rate calculation agents, exchange rate calculation agents or other agents or the appointment thereof with respect to Notes of such Series if other than those appointed herein;

(r) the provisions, if any, relating to conversion of any Notes of such Series, including if applicable, the conversion price, the conversion period, provisions as to whether conversion will be mandatory, at the option of the Holders thereof or at the option of the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion if such Series of Notes are redeemed;

(s) whether the Notes of such Series will be unsubordinated debt securities or subordinated debt securities and, if applicable, a description of the subordination terms thereof;

(t) whether the Notes of such Series are entitled to the benefits of the Note Guarantee of any Guarantor pursuant to this Indenture, whether any such Note Guarantee will be made on a unsubordinated or subordinated basis and, if applicable, a description of the subordination terms of any such Note Guarantee;

(u) whether the terms and provisions set forth in Appendix A of this Base Indenture apply to the Notes of such Series (and, unless so specified, such terms and provisions shall not apply to Notes of such Series); and

(v) any other terms of the Notes of the Series (which may supplement, modify or delete any provision of this Indenture insofar as it applies to such Series, regardless of whether this Indenture expressly contemplates such supplement, modification or deletion).

All Notes of any one Series need not be issued at the same time and may be issued from time to time, consistent with the terms of this Indenture, if so provided by or pursuant to the Board Resolution, supplemental indenture hereto or Officers’ Certificate referred to above.

Section 2.03 Execution and Authentication.

At least one Officer must sign the Notes for the Company by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note will nevertheless be valid.

A Note will not be valid until authenticated by the manual or facsimile signature of the Trustee. The signature will be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee will at any time, and from time to time, authenticate Notes for original issue in the principal amount provided in the Board Resolution, supplemental indenture hereto or Officers’ Certificate, upon receipt by the Trustee of a Company Order. Such Company Order may authorize authentication and delivery pursuant to written instructions from the Company or its duly authorized agent or agents. Each Note will be dated the date of its authentication unless otherwise provided by a Board Resolution, a supplemental indenture hereto or an Officers’ Certificate.

The aggregate principal amount of Notes of any Series outstanding at any time may not exceed any limit upon the maximum principal amount for such Series set forth in the Board Resolution, supplemental indenture hereto or Officers’ Certificate delivered pursuant to Section 2.02, except as provided in Section 2.08.

Prior to the issuance of Notes of any Series, the Trustee will have received: (a) the Board Resolution, supplemental indenture hereto or Officers’ Certificate establishing the form of the Notes of that Series or of Notes within that Series and the terms of the Notes of that Series or of Notes within that Series, (b) an Officers’ Certificate complying with Section 12.04, and (c) an Opinion of Counsel complying with Section 12.04.

The Trustee will have the right to decline to authenticate and deliver any Notes of such Series (a) if the Trustee, being advised by counsel, determines that such action may not be taken lawfully; or (b) a trust committee of directors and/or vice-presidents of the Trustee determines in good faith that such action would expose the Trustee to personal liability to Holders of any then outstanding Series of Notes.

The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such authenticating agent. An authenticating agent has the same rights as an Agent to deal with Holders, the Company or an Affiliate of the Company.

Section 2.04 Registrar and Paying Agent.

The Company will maintain, with respect to each Series of Notes, an office or agency where Notes of such Series may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes of such Series may be presented for payment (“Paying Agent”). The Registrar will keep a register of each Series of Notes and of their transfer and exchange. The Company may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company will notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee will act as such. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

If a Holder has given wire transfer instructions to the Company and the Company is the Paying Agent, the Company will pay all principal, interest and premium, if any, on that Holder’s Notes in accordance with these instructions until given written notice to the contrary. All other payments on the Notes of any Series will be made at the Corporate Trust Office of the Trustee, unless the Company elects to make interest payments by checks mailed to the Holders at their addresses in the books and records of the Registrar.

The Company initially appoints the Trustee to act as the Registrar and Paying Agent and to act as custodian of the Global Note (or Global Notes) with respect to each Series unless another Registrar or Paying Agent, as the case may be, is appointed prior to the time Notes of that Series are first issued. The Company may change the Paying Agent or Registrar with respect to the Notes of any Series without prior notice to the Holders.

Section 2.05 Paying Agent to Hold Money in Trust.

The Company will require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders of any Series of Notes or the Trustee, all money held by the Paying Agent for the payment of principal of, premium on, if any, or interest on such Series of Notes, and will notify the Trustee of any default by the Company in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary of the Company) will have no further liability for the money. If the Company or a Subsidiary of the Company acts as Paying Agent, it will segregate and hold in a separate trust fund for the benefit of the Holders of any Series of Notes all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee will serve as Paying Agent for the Notes.

Section 2.06 Holder Lists.

The Trustee will preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders of each Series of Notes and will otherwise comply with TIA § 312(a). If the Trustee is not the Registrar, the Company will furnish to the

Trustee at least ten days before each interest payment date and at such other times as the Trustee may request in writing a list, in such form and as of such date as the Trustee may reasonably require, of the names and addresses of Holders of each Series of Notes.

Section 2.07 Transfer and Exchange.

When Notes of a Series are presented to the Registrar or a co-registrar with a request to register a transfer or to exchange them for an equal principal amount of Notes of the same Series of other denominations, the Registrar will register the transfer or make the exchange as requested if its requirements for such transactions are met. To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Notes at the Registrar’s request. A Holder may transfer or exchange Notes only in accordance with this Indenture. Upon any transfer or exchange, the Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements or transfer documents. No service charge shall be made for any registration of transfer or exchange (except as otherwise expressly permitted herein), but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer tax or similar governmental charge payable upon exchanges pursuant to Sections 2.11, 3.06 or 9.05).

Neither the Company nor the Registrar will be required (a) to issue, register the transfer or purchase of, or exchange Notes of any Series for the period beginning at the opening of business 15 days immediately preceding the sending of a notice of redemption of Notes of that Series selected for redemption and ending at the close of business on the day such notice is sent or (b) to issue, register the transfer or purchase of, or exchange Notes of any Series selected for redemption.

Section 2.08 Replacement Notes.

If any mutilated Note is surrendered to the Trustee or the Company and the Trustee receives evidence to its satisfaction of the destruction, loss or theft and ownership of any Note, the Company will issue and the Trustee, upon receipt of a Company Order, will authenticate and deliver a replacement Note of the same Series and of like tenor and principal amount in exchange and substitution for the mutilated Note, or in lieu and in substitution for the Note so destroyed, lost or stolen. In every case, the applicant for a substituted Note shall furnish to the Company, the Trustee, and any authentication agent, such security or indemnity as may be required by them to indemnify them and save each of them harmless from any loss that any of them may suffer if a Note is replaced, including an indemnity bond. The Company may charge for its expenses in replacing a Note.

Every replacement Note is an additional obligation of the Company and will be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes of such Series duly issued hereunder.

The provisions of this Section 2.08 are exclusive and will preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

Section 2.09 Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.09 as not outstanding. Except as set forth in Section 2.10 hereof, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.

If a Note is replaced pursuant to Section 2.08 hereof, it ceases to be outstanding and shall be deemed cancelled for all purposes unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.

If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding, shall be deemed cancelled, and interest on it ceases to accrue.

If the Paying Agent (other than the Company, a Subsidiary or an Affiliate of any thereof) holds, on a redemption or purchase date or at Maturity, money sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding, shall be deemed cancelled, and will cease to accrue interest.

Section 2.10 Treasury Notes.

In determining whether the Holders of the required principal amount of Notes of a Series have concurred in any request, demand, authorization, direction, notice, consent or waiver, Notes of a Series owned by the Company or any Guarantor, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or any Guarantor, shall be disregarded, except that (a) notwithstanding this Section 2.10, so long as all of the Notes of a Series are owned by DT or its Affiliates, Notes of such Series owned by DT or its Affiliates shall not be disregarded for purposes of determining whether the Holders of the required principal amount of Notes of such Series have concurred in any request, demand, authorization, direction, notice, consent or waiver and (b) for the purposes of determining whether the Trustee will be protected in relying on any such request, demand, authorization, direction, notice, consent or waiver, only Notes of a Series that a Responsible Officer has been informed in writing are so owned will be so disregarded.

Section 2.11 Temporary Notes.

Until definitive Notes are ready for delivery, the Company may prepare and the Trustee will authenticate temporary Notes upon receipt of a Company Order. Temporary Notes will be substantially in the form of definitive Notes but may have variations that the Company considers appropriate for temporary Notes, including any legend the Company deems appropriate. Without unreasonable delay, the Company will prepare and the Trustee upon receipt of a Company Order will authenticate definitive Notes of the same Series and date of maturity in exchange for temporary Notes. Until so exchanged, temporary securities will have the same rights under this Indenture as the definitive Notes.

Holders of temporary Notes will be entitled to all of the benefits of this Indenture.

Section 2.12 Cancellation.

The Company or its agents or representatives at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent will forward to the Trustee any Notes surrendered to them for registration of transfer, exchange, redemption, purchase, cancellation, replacement or payment. The Trustee and no one else will promptly cancel all Notes surrendered for registration of transfer, exchange, redemption, purchase, payment, replacement or cancellation and will destroy canceled Notes (subject to the record retention requirement of the Exchange Act). Certification of the cancellation of all canceled Notes will be delivered to the Company upon written request. The Registrar and Paying Agent will deliver to the Company, upon request, any cancelled Notes. The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.13 Persons Deemed Owners.

Prior to due presentment of a Global Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may (subject to Section 2.15(e)) treat the Person in whose name such Global Note is registered as the absolute owner of such Global Note for all purposes, including for the purpose of receiving payment of principal of, and any premium and any interest, if any, on, such Global Note and for all other purposes whatsoever, whether or not such Global Note be overdue, and neither the Company nor Trustee nor any of their respective agents shall be affected by notice to the contrary.

Neither the Company, nor the Trustee, nor any of their respective agents will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests of a Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Section 2.14 Defaulted Interest.

If the Company defaults in a payment of interest on a Series of Notes, it will pay the defaulted interest in any lawful manner, plus, to the extent lawful, any interest payable on the defaulted interest, to the Persons who are Holders of the Series on a subsequent special record date. The Company will fix such special record date and payment date. At least 10 days before such special record date, the Company will send to the Trustee and to each Holder of Notes of the applicable Series a notice that states the record date, the payment date and the amount of interest to be paid. The Company may pay defaulted interest in any other lawful manner.

Section 2.15 Global Notes.

(a) Terms of Notes. A Board Resolution, a supplemental indenture hereto or an Officers’ Certificate will establish whether the Notes of a Series will be issued in whole or in part in the form of one or more Global Notes and the Depositary, if any, for such Global Note or Notes.

(b) Transfer and Exchange. Notwithstanding any provisions to the contrary contained in Section 2.07 and in addition thereto, any Global Note will be exchangeable pursuant to Section 2.07 for Notes registered in the names of Holders other than the Depositary for such Note or its nominee only if (i) such Depositary notifies the Company that it is unwilling or unable to continue as a Depositary for such Global Note or has ceased to be a clearing agency registered under the Exchange Act, and, in either case, the Company fails to appoint a successor Depositary registered as a clearing agency under the Exchange Act within 120 days of such event, or (ii) if requested by such a Holder after the occurrence and during the continuance of an Event of Default or (iii) the Company executes and delivers to the Trustee an Officers’ Certificate to the effect that such Global Note will be so exchangeable. Any Global Note that is exchangeable pursuant to the preceding sentence will be exchangeable for Notes registered in such names as the Depositary will direct in writing in an aggregate principal amount equal to the principal amount of the Global Note with like tenor and terms.

Except as provided in this Section 2.15(b), a Global Note may not be transferred except as a whole by the Depositary with respect to such Global Note to a nominee of such Depositary, by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such a successor Depositary.

(c) Legend. Any Global Note issued hereunder will bear a legend in substantially the following form:

“THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY. THIS NOTE IS EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY, BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH A SUCCESSOR DEPOSITARY.”

(d) Acts of Holders. The Depositary, as a Holder, may appoint agents and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a Holder is entitled to give or take under this Indenture.

(e) Payments. Notwithstanding the other provisions of this Indenture, unless otherwise specified as contemplated by Section 2.02, payment of the principal of and premium, if any and interest, if any, on any Global Note will be made to the Holder thereof.

(f) Rights of Beneficial Owners. No beneficial owner of a beneficial interest in any Global Note held on its behalf by a Depositary shall have any rights under this Indenture with respect to such Global Note, and such Depositary may be treated by the Company, the Trustee, and any agent of the Company or the Trustee as the sole beneficial owner of such Note for all purposes whatsoever.

Section 2.16 CUSIP Numbers.

The Company in issuing the Notes may use “CUSIP,” “ISIN” and/or “Common Code” numbers (if then generally in use), and, if so, the Trustee will use “CUSIP,” “ISIN” and/or “Common Code”

numbers in notices of redemption as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other elements of identification printed on the Notes, and any such redemption will not be affected by any defect in or omission of such numbers.

ARTICLE III

REDEMPTION

Section 3.01 Notices to Trustee.

The Company may, with respect to any Series of Notes, reserve the right to redeem and pay such Series of Notes or may covenant to redeem and pay such Series of Notes or any part thereof prior to the Stated Maturity thereof at such time and on such terms as provided for in the Board Resolution, Officers’ Certificate or supplemental indenture relating to such Series. If a Series of Notes is redeemable and the Company wants or is obligated to redeem prior to the Stated Maturity thereof all or part of the Series of Notes pursuant to the terms of such Notes, it must furnish to the Trustee, at least 10 days but not more than 60 days (in the case of redemptions upon less than 30 days’ notice, subject to the ability of the Depositary to process such redemption on the date specified in such notice) before a redemption date, an Officers’ Certificate setting forth:

(1) the redemption date;

(2) the principal amount of Notes of a Series to be redeemed; and

(3) the redemption price.

Section 3.02 Selection of Notes to be Redeemed.

Unless otherwise indicated for a particular Series in the Board Resolution, Officers’ Certificate or supplemental indenture under which such Series of Notes is issued or in the form of Note for such Series, if less than all of the Notes of a Series are to be redeemed or purchased in an offer to purchase at any time, the Trustee will select or cause to be selected the Notes of such Series to be redeemed or purchased on a pro rata basis unless otherwise required by law or applicable stock exchange or Depositary requirements. In the event of partial redemption or purchase by lot, the particular Notes of a Series to be redeemed or purchased will be selected, unless otherwise provided herein, not less than 10 days but not more than 60 days prior to the redemption or purchase date by the Trustee from the outstanding Notes of such Series not previously called for redemption or purchase.

The Trustee will promptly notify the Company in writing of the Notes of a Series selected for redemption or purchase and, in the case of any Note of such Series selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes of a Series and portions of Notes of a Series selected will be in minimum amounts of $2,000 and whole multiples of $1,000 or, with respect to Notes of any Series issuable in other denominations pursuant to Section 2.02(j), the minimum principal denomination for each Series and integral multiples thereof; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes of such Series held by such Holder, even if not in compliance with the foregoing, shall be redeemed or purchased. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes of a Series called for redemption or purchase also apply to portions of Notes of that Series called for redemption or purchase.

Section 3.03 Notice of Redemption.

Unless otherwise indicated for a particular Series in the Board Resolution, Officers’ Certificate or supplemental indenture under which such Series of Notes is issued or in the form of Note for such Series, and subject to the provisions of Section 3.07 hereof, at least 10 days but not more than 60 days before a redemption date, the Company will send electronically, or mail by first-class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be sent or mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes of a Series or a satisfaction and discharge of the Notes of any Series pursuant to ARTICLES VIII or XI hereof.

The notice will identify the Notes to be redeemed and will state:

(1) the redemption date and whether the redemption is contingent upon any transaction or event;

(2) the redemption price;

(3) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note;

(4) the name and address of the Paying Agent;

(5) that Notes of the Series called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6) that, unless the Company defaults in making such redemption payment, interest on Notes of the Series called for redemption ceases to accrue on and after the redemption date;

(7) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(8) the CUSIP and/or ISIN number, if any;

(9) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes; and

(10) any other information as may be required by the terms of the particular Series or the Notes of a Series being redeemed.

At the Company’s request, the Trustee will give the notice of redemption in the Company’s name and at its expense, provided, that the Company makes such request no later than 1:00 p.m., New York City time, on the date that is at least five Business Days (or such shorter period as may be permitted by the Trustee) prior to the date by which such notice must be given to Holders in accordance with this Section 3.03.

Section 3.04 Effect of Notice of Redemption.

Except to the extent that a notice of redemption is conditional as permitted by this Indenture, once notice of redemption is sent in accordance with Section 3.03 hereof, Notes of a Series called for redemption become due and payable on the redemption date at the redemption price. Unless otherwise indicated for a particular Series in the Board Resolution, Officers’ Certificate or supplemental indenture under which such Series of Notes is issued or in the form of Note for such Series, and as otherwise set forth in Section 4.15 hereof, notices of redemption may not be conditional. On and after the redemption date, interest ceases to accrue on Notes or portions of Notes called for redemption.

Section 3.05 Deposit of Redemption or Purchase Price.

On or before 10:00 a.m., New York City time, on the redemption or purchase date, the Company will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued interest, if any, on all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent will promptly, but in any event no later than 1:00 p.m., New York City time on the next succeeding Business Day, return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption or purchase price of, and accrued interest, if any, on, all Notes to be redeemed or purchased, or if any condition to the redemption or purchase is not satisfied. The Trustee will not be liable or responsible for any interest on the funds deposited.

If the Company complies with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest will cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06 Notes Redeemed or Purchased in Part.

Upon surrender of a Note that is redeemed or purchased in part, the Company will issue and, upon receipt of a Company Order, the Trustee will authenticate for the Holder at the expense of the Company a new Note of the same Series and in equal principal amount to the unredeemed or unpurchased portion of the Note surrendered.

Section 3.07 Offer to Purchase by Application of Excess Proceeds.

In the event that, pursuant to Section 4.10 hereof, the Company is required to commence an offer to all Holders of Notes of any Series to purchase Notes of such Series (an “Asset Sale Offer”), it will follow the procedures specified below.

The Asset Sale Offer shall be made in accordance with this Section 3.07 to all Holders of Notes of the applicable Series and all holders of other Indebtedness that is pari passu with the Notes of such Series containing provisions requiring the Company to make an offer to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Notes of such Series and purchase or redeem such other pari passu Indebtedness that may be purchased or redeemed out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount of the Notes of such Series and such other pari passu Indebtedness that may be purchased or redeemed with Excess Proceeds, plus accrued and unpaid interest to, but not including, the date of consummation of the purchase, and will be payable in cash. The Asset Sale Offer will remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than three Business Days after the termination of the Offer Period (the “Purchase Date”), the Company will apply all Excess Proceeds (the “Offer Amount”) to the purchase of Notes of such Series and such other pari passu Indebtedness (on a pro rata basis, if applicable) or, if less than the Offer Amount has been tendered, all Notes of such Series and other Indebtedness tendered in response to the Asset Sale Offer. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company or any of its Restricted Subsidiaries may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture. Payment for any Notes so purchased will be made in the same manner as interest payments are made.

If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

Upon the commencement of an Asset Sale Offer, the Company will send, by first class mail, a notice to the Trustee and each of the Holders of Notes of the applicable Series, with a copy to the Trustee. The notice will contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The notice, which will govern the terms of the Asset Sale Offer, will state:

(1) that the Asset Sale Offer is being made pursuant to this Section 3.07 and Section 4.10 hereof and the length of time the Asset Sale Offer will remain open;

(2) the Offer Amount, the purchase price and the Purchase Date;

(3) that any Note not tendered or accepted for payment will continue to accrue interest;

(4) that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer will cease to accrue interest after the Purchase Date;

(5) that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in minimum denominations of $2,000 and integral multiples of $1,000 only;

(6) that Holders electing to have Notes purchased pursuant to any Asset Sale Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Company, a Depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice at least two Business Days before the Purchase Date;

(7) that Holders will be entitled to withdraw their election if the Company, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(8) that, if the aggregate principal amount of Notes and other pari passu Indebtedness tendered in response to such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and the Company will select such other pari passu Indebtedness to be purchased or redeemed on a pro rata basis, unless otherwise required by law or applicable stock exchange or depositary requirements; and

(9) that Holders whose Notes were purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

On or before the Purchase Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount (or the ratable portion thereof not applied for the redemption or repurchase of other pari passu Indebtedness in connection with such Asset Sale Offer) of Notes of the applicable Series or portions thereof tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount (or such ratable portion thereof) has been tendered, all Notes of the applicable Series tendered, and will deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.07. The Company, the Depositary or the Paying Agent, as the case may be, will promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Company will promptly issue a new Note, and the Trustee, upon receipt of a Company Order, will authenticate and mail or deliver (or cause to be transferred by book entry) such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company will publicly announce the results of the Asset Sale Offer on the Purchase Date.

Other than as specifically provided in this Section 3.07, any purchase pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 3.07 or Section 4.10 hereof or compliance with this Section 3.07 or Section 4.10 hereof would constitute a violation of any such laws or regulations, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 3.07 or Section 4.10 hereof by virtue of such compliance.

ARTICLE IV

COVENANTS

Section 4.01 Payment of Notes.

The Company will pay or cause to be paid the principal of, and premium, if any, and interest on the Notes of each Series on the dates and in the manner provided in the Notes of such Series. Principal, premium, if any, and interest will be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds on or before 12:00 noon, New York City time, on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.

Section 4.02 Maintenance of Office or Agency.

The Company will maintain in the Borough of Manhattan, the City of New York, an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company fails to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission will in any manner relieve the Company of its obligation to maintain an office or agency in the Borough of Manhattan, the City of New York for such purposes. The Company will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.04 hereof.

Section 4.03 Reports.

(a) Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, Parent will file a copy of each of the reports referred to in clauses (1) and (2) below with the SEC for public availability within the time periods (including all applicable extension periods) specified in the SEC rules and regulations applicable to such reports (unless the SEC will not accept such a filing):

(1) all quarterly and annual financial reports that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if Parent were required to file such reports, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by its certified independent accountants; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if Parent or the Company were required to file such reports;

provided that the availability of the foregoing reports on the SEC’s EDGAR service (or successor thereto) shall be deemed to satisfy the Company’s delivery obligations to the Trustee and any Holder.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports; provided that, if neither Parent nor the Company is required under the rules and regulations of the SEC to file such reports with the SEC for public availability, such reports need not be prepared in accordance with all of the rules and regulations applicable to such reports and shall only be required to include the information or disclosure that would be required by such form to the extent that, and in the same general style of presentation as, the same or substantially similar information or disclosure is also included in the offering memorandum dated March 8, 2013 relating to the $3.5B Notes. Each annual report on Form 10-K will include a report on Parent’s consolidated financial statements by Parent’s certified independent accountants. The Company will at all times comply with TIA § 314(a).

If the SEC will not accept Parent’s or the Company’s filings for any reason, Parent or the Company will post the reports referred to in the preceding paragraphs on its website, on intralinks.com or another website within the time periods that would apply if Parent were required to file those reports with the SEC (including all applicable extension periods).

(b) If (i) the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries or (ii) the combined operations of Parent and its Subsidiaries, excluding the operations of the Company and its Restricted Subsidiaries and excluding cash and Cash Equivalents, would, if held by a single Unrestricted Subsidiary of the Company, constitute a Significant Subsidiary of the Company, then the quarterly and annual financial information required by Section 4.03(a) will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of (A) in the case of (i) above, the financial condition and results of operations of Parent, the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the

Company and (B) in the case of (ii) above, the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of Parent and its other Subsidiaries; provided however, that the requirements of this paragraph shall not apply if Parent or the Company files with the SEC the reports referred to in clauses (1) and (2) of Section 4.03(a) hereof, and any such report contains the information required in this paragraph.

(c) For so long as any Notes remain outstanding, if at any time they are not required to file with the SEC the reports required by paragraphs (a) and (b) of this Section 4.03, the Company and the Guarantors will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(d) Delivery of such reports, information and documents to the Trustee is for informational purposes only, and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

Section 4.04 Compliance Certificate.

The Company and each Guarantor shall deliver to the Trustee, within 120 days after the end of each fiscal year, an Officers’ Certificate stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company and each Guarantor has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to his or her knowledge the Company and each Guarantor has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have knowledge).

So long as any of the Notes are outstanding, the Company will deliver to the Trustee, promptly upon becoming aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

Section 4.05 [Reserved].

Section 4.06 Stay, Extension and Usury Laws.

The Company and each of the Guarantors covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture or the Notes; and the Company and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07 Restricted Payments.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay (without duplication) any dividend, or make any other payment or distribution, on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company and other than dividends or distributions payable to the Company or a Restricted Subsidiary of the Company);

(2) purchase, redeem or otherwise acquire or retire for value (including in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Indebtedness (excluding any intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof; or

(4) make any Restricted Investment

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to Cash Flow Ratio test set forth in Section 4.09(a) hereof; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries since the Closing Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (8), (9), (11), (12), (13), (14) and (15) of paragraph (b) of this Section 4.07), is less than the sum, without duplication, of:

(A) 100% of the Company’s Consolidated Cash Flow for the period (taken as one accounting period) from and after the Closing Date to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, less the product of 1.4 times the Company’s Consolidated Interest Expense for the same period; plus

(B) 100% of the aggregate net cash proceeds and the Fair Market Value of any property other than cash, in each case received by the Company after the Closing Date as a contribution to its common equity capital (other than any such contribution resulting, or deemed to result, from the Merger) or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company); plus

(C) to the extent that any Restricted Investment that was made after the Closing Date, or, any Restricted Investments that was made by MetroPCS Wireless, Inc. or any of its Restricted Subsidiaries after November 3, 2006 and prior to the Closing Date, (provided that, and solely to the extent that, such Restricted Investment, at the time made, reduced the amount that would be calculated pursuant to clause (G) below), is sold for cash or Cash Equivalents, or otherwise is liquidated or repaid for cash or Cash Equivalents, an amount equal to such cash and Cash Equivalents; plus

(D) to the extent that any Unrestricted Subsidiary of the Company designated as such after the Closing Date is redesignated as a Restricted Subsidiary after the Closing Date, the Fair Market Value of the Company’s Investment in such Subsidiary as of the date of such redesignation, other than to the extent such Investment constituted a Permitted Investment; plus

(E) 100% of any cash dividends or cash distributions and the Fair Market Value of any property other than cash, in each case actually received directly or indirectly by the Company or a Restricted Subsidiary of the Company that is a Guarantor after the Closing Date from an Unrestricted Subsidiary of the Company, in each case, to the extent that such dividends, cash distributions or other property were not otherwise included in the Consolidated Net Income of the Company for such period and other than to the extent such Investment constituted a Permitted Investment; minus

(F) the aggregate amount of any Net Equity Proceeds taken into account for purposes of incurring Indebtedness pursuant to clause (14) of the definition of “Permitted Debt” set forth in Section 4.09(b) hereof, after the Closing Date; plus

(G) the amount that would be calculated immediately prior to the consummation of the Merger on the Closing Date pursuant to clause (3) of the second paragraph of Section 4.07(a) of the 6 5/8% Senior Notes Indenture, as in

effect immediately prior to the effectiveness of the 6 5/8% Senior Notes Sixth Supplemental Indenture (provided, that any calculation of cumulative Consolidated Cash Flow and Consolidated Interest Expense in subclause (A) of such clause (3) shall include (x) the Company’s last fiscal quarter ending prior to the Closing Date, and (y) the period from the beginning of the Company’s fiscal quarter during which the Closing Date occurs to the Closing Date, in each case, if internal financial statements are available for such period at the time of calculation, even if they are not available immediately prior to the consummation of the Merger on the Closing Date).

(b) So long as no Default has occurred and is continuing or would be caused thereby, the provisions of Section 4.07(a) hereof will not prohibit:

(1) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of this Indenture;

(2) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to the Company; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(B) of Section 4.07(a) hereof; provided further that any Net Equity Proceeds (x) used for making a Restricted Investment pursuant to clause (10) of this Section 4.07(b) or (y) taken into account for purposes of incurring Indebtedness pursuant to clause (14) of the definition of “Permitted Debt” set forth in Section 4.09(b) hereof may not also be used to make a Restricted Payment pursuant to this clause (2);

(3) the repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness of the Company or any Subsidiary Guarantor with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(4) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis;

(5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Parent, the Company, any Restricted Subsidiary of the Company or any direct or indirect parent of the Company held by any current or former officer, director, employee or consultant of Parent, the Company or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed an amount equal to $50.0 million in any fiscal year; provided further, that such amount in any fiscal year may be increased by an amount equal to (a) the net cash proceeds contributed to the Company from the sale of Equity Interests of Parent to current or former members of management, directors, consultants or employees that occurs after the Closing Date plus (b) the net cash proceeds of key man life insurance policies received by Parent, the Company or its Restricted Subsidiaries after the Closing Date; provided further, that such amount in any fiscal year shall be reduced by the amount of Indebtedness incurred in such fiscal year pursuant to clause (21) of Section 4.09(b) hereof;

(6) the repurchase, redemption or other acquisition or retirement of Equity Interests deemed to occur upon the exercise or exchange of stock options, warrants or other similar rights to the extent such Equity Interests represent a portion of the exercise or exchange price of those stock options, warrants or other similar rights, and the repurchase, redemption or other acquisition or retirement of Equity Interests made in lieu of withholding taxes resulting from the vesting, exercise or exchange of stock options, warrants or other similar rights;

(7) the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Company or any Restricted Subsidiary of the Company issued on or after the Closing Date in accordance with the Debt to Cash Flow Ratio test described in Section 4.09(a) hereof;

(8) Permitted Payments to Parent;

(9) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Parent to the extent necessary to comply with law or to prevent the loss or secure the renewal or reinstatement of any FCC License held by the Company or any of its Subsidiaries;

(10) Restricted Investments in an amount equal to 100% of the aggregate amount of any Net Equity Proceeds, less the aggregate amount of any Net Equity Proceeds (x) used for making a Restricted Payment pursuant to clause (2) of this Section 4.07(b) or (y) taken into account for purposes of incurring Indebtedness pursuant to clause (14) of the definition of “Permitted Debt” set forth in Section 4.09(b) hereof;

(11) payments made to DT or its Subsidiaries from the proceeds of the Towers Transaction;

(12) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to provisions similar to those of Section 4.15 and Section 4.10; provided that all Notes tendered by the Holders of the Notes in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or otherwise acquired for value;

(13) Restricted Payments in connection with the “Cash Payment”, as defined in the Business Combination Agreement;

(14) the making of cash payments in connection with any conversion of Convertible Debt in an aggregate amount since the Closing Date not to exceed the sum of

(a) the principal amount of such Convertible Debt plus (b) any payments received by the Company or any of its Restricted Subsidiaries pursuant to the exercise, settlement or termination of any related Permitted Bond Hedge Transactions; and

(15) other Restricted Payments in an aggregate amount since the Closing Date not to exceed $375.0 million.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

Section 4.08 Dividend and Other Payment Restrictions Affecting Subsidiaries.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

(b) The restrictions in Section 4.08(a) hereof will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements or instruments governing (a) Existing Indebtedness, and (b) Equity Interests and Credit Facilities as in effect on the Closing Date, and in each case, any amendments, restatements, modifications, renewals, increases, supplements, refundings, replacements or refinancings of those agreements or instruments; provided that the amendments, restatements, modifications, renewals, increases, supplements, refundings, replacements or refinancings are (in the good faith judgment of the Board of Directors of the Company or a senior financial officer of the Company, whose determination shall be conclusive) not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements or instruments on the Closing Date;

(2) agreements or instruments governing Credit Facilities not in effect on the Closing Date so long as either (a) the encumbrances and restrictions contained therein do not impair the ability of any Restricted Subsidiary of the Company to pay dividends or make any other distributions or payments directly or indirectly to the Company in an amount sufficient to permit the Company to pay the principal of, or interest and premium, if any, on the Notes, or (b) the encumbrances and restrictions contained therein are no more restrictive, taken as a whole, than those contained in this Indenture;

(3) Notes issued on the date of this Base Indenture, and any Additional Notes of the same Series, and any Exchange Notes in respect of any such Notes or Additional Notes, the Note Guarantees in respect thereof, and this Base Indenture, as supplemented by the Supplemental Indentures hereto executed on the date of this Base Indenture;

(4) applicable law, rule, regulation or order;

(5) agreements or instruments with respect to a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition) or as may be amended, restated, modified, renewed, extended, supplemented, refunded, replaced or refinanced from time to time (so long as the encumbrances and restrictions in any such amendment, restatement, modification, renewal, extension, supplement, refunding, replacement or refinancing are, in the good faith judgment of the Company’s Board of Directors or a senior financial officer of the Company, whose determination shall be conclusive, not materially more restrictive, taken as a whole, than those in effect on the date of the acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of agreements or instruments governing Indebtedness, such Indebtedness was permitted by the terms of this Indenture to be incurred;

(6) customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business and customary contractual restrictions on transfers of all or substantially all assets of a Person;

(7) any instrument governing any secured Indebtedness or Capital Lease Obligation that imposes restrictions on the assets securing such Indebtedness or the subject of such lease of the nature described in clause (3) of Section 4.08(a) hereof;

(8) any agreement for the sale or other disposition of a Restricted Subsidiary that imposes restrictions of the nature described in clauses (1) and/or (3) of Section 4.08(a) hereof on the Restricted Subsidiary pending the sale or other disposition;

(9) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(10) Liens permitted to be incurred under the provisions of Section 4.12 hereof that limit the right of the debtor to dispose of the assets subject to such Liens;

(11) provisions limiting the disposition or distribution of assets or property in partnership and joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements, which limitation is applicable only to the assets that are the subject of such agreements;

(12) restrictions on cash or other deposits or net worth imposed by customers, suppliers or landlords or required by insurance, surety or bonding companies, in each case, under contracts entered into in the ordinary course of business;

(13) restrictions in other Indebtedness, Disqualified Stock or Preferred Stock incurred or issued in compliance with Section 4.09 hereof; provided that such restrictions, taken as a whole, are, in the good faith judgment of the Company’s Board of Directors or a senior financial officer of the Company, whose determination shall be conclusive, not materially more restrictive than those contained in the existing agreements referenced in clauses (1) and (3) above;

(14) the issuance of Preferred Stock by a Restricted Subsidiary of the Company or the payment of dividends thereon in accordance with the terms thereof; provided that issuance of such Preferred Stock is permitted pursuant to Section 4.09 hereof and the terms of such Preferred Stock do not expressly restrict the ability of such Restricted Subsidiary to pay dividends or make any other distributions on its Capital Stock (other than requirements to pay dividends or liquidation preferences on such Preferred Stock prior to paying any dividends or making any other distributions on such other Capital Stock);

(15) any agreement or instrument with respect to Indebtedness incurred, or Preferred Stock issued, by any Restricted Subsidiary, provided that the restrictions contained in the agreements or instruments governing such Indebtedness or Preferred Stock (a) either (i) apply only in the event of a payment default or a default with respect to a financial covenant in such agreement or instrument or (ii) will not materially affect the Company’s ability to pay all principal, interest and premium, if any, on the Notes, as determined in good faith by the Company’s Board of Directors or a senior financial officer of the Company, whose determination shall be conclusive; and (b) are not materially more disadvantageous to the Holders than is customary in comparable financings;

(16) any agreement or instrument of the Company, Parent, MetroPCS Wireless, Inc., or any of MetroPCS Wireless, Inc.’s Subsidiaries existing prior to, or entered into or assumed by the Company or any of its Subsidiaries in connection with the Merger, in each case, as such agreements or instruments may be amended, restated, modified, renewed or replaced from time to time; provided that the amendments, restatements, modifications, renewals, and replacements are (in the good faith judgment of the Board of Directors of the Company or a senior financial officer of the Company, whose determination shall be conclusive) not materially more restrictive, taken as a whole, with respect to such encumbrances and restrictions than those agreements or instruments as in effect as of the Closing Date; and

(17) restrictions arising from the Towers Transaction.

Section 4.09 Incurrence of Indebtedness and Issuance of Preferred Stock.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any

Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock and the Subsidiary Guarantors may incur Indebtedness (including Acquired Debt) or issue Preferred Stock, if the Debt to Cash Flow Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such Preferred Stock is issued, as the case may be, would have been no greater than 6.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the Preferred Stock had been issued, as the case may be, at the beginning of such four-quarter period.

(b) The provisions of Section 4.09(a) hereof will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”), nor will it prohibit the Company’s Restricted Subsidiaries from issuing the following types of Preferred Stock:

(1) the incurrence by the Company and any Subsidiary Guarantor of (A) additional Indebtedness under Credit Facilities, provided that giving effect to such incurrence, the aggregate principal amount (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) of all Indebtedness under Credit Facilities then outstanding under this paragraph (1), together with any Indebtedness incurred pursuant to the following clause (B), does not exceed the greater of (x) $9.0 billion and (y) 150% of the Consolidated Cash Flow of the Company and its Subsidiaries for the most recently ended four full fiscal quarters for which financial statements are available, calculated on a pro forma basis in the manner described in the definition of “Debt to Cash Flow Ratio” and (B) without duplication, all Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to the foregoing clause (A); provided, however, that the maximum amount permitted under this clause (1) shall not be deemed to limit additional Indebtedness under the Credit Facilities to the extent that the incurrence of such additional Indebtedness is permitted pursuant to any of the other provisions of this Section 4.09;

(2) the incurrence by the Company and its Restricted Subsidiaries of any Existing Indebtedness;

(3) the incurrence by the Company and the Subsidiary Guarantors of Indebtedness represented by the Notes to be issued on the date of this Base Indenture and any related Exchange Notes to be issued in exchange therefor and, in each case, the related Note Guarantees;

(4) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing (whether prior to or within 270 days after) all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment or the Capital Stock of any Person owning such assets used in the business of the Company or any of its Restricted

Subsidiaries, in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed the greater of (x) $2.5 billion and (y) 5.0% of the Company’s Total Assets, at the time of any such incurrence pursuant to this clause (4);

(5) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by this Indenture to be incurred under Section 4.09(a) hereof or clauses (2), (3), (4), (5), (13), (14), (15), (24) or (25) of this Section 4.09(b);

(6) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Parent, the Company and any of its Restricted Subsidiaries and any Guarantors; provided, however, that:

(A) if the Company or any Subsidiary Guarantor is the obligor on such Indebtedness and the payee is not the Company or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Notes, in the case of the Company, or the Note Guarantee, in the case of a Subsidiary Guarantor; and

(B) (1) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Parent, the Company or a Restricted Subsidiary of the Company, or a Guarantor and (2) any sale or other transfer of any such Indebtedness to a Person that is not either Parent, the Company or a Restricted Subsidiary of the Company, or a Guarantor,

will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of shares of Preferred Stock; provided, however, that:

(A) any subsequent issuance or transfer of Equity Interests that results in any such Preferred Stock being held by a Person other than Parent, the Company or a Restricted Subsidiary of the Company or a Guarantor; and

(B) any sale or other transfer of any such Preferred Stock to a Person that is not either Parent, the Company or a Restricted Subsidiary of the Company, or a Guarantor,

will be deemed, in each case, to constitute an issuance of such Preferred Stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations (other than for speculative purposes);

(9) the guarantee by the Company or any of the Subsidiary Guarantors of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this Section 4.09; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes, then the guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(10) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, deposits, performance bonds, completion bonds, bid bonds, appeal bonds and surety bonds, indemnity bonds, specific performance or injunctive relief bonds or similar bonds or obligations in the ordinary course of business, and any Guarantees or letters of credit functioning as or supporting any of the foregoing;

(11) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from (A) the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds, so long as such Indebtedness is covered within five Business Days of notice to the Company or any of its Restricted Subsidiaries, (B) in respect of netting, overdraft protection and other arrangements arising under standard business terms of any bank at which the Company or any Restricted Subsidiary maintains an overdraft, cash pooling or other similar facility or arrangement or (C) in respect of the financing of insurance premiums in the ordinary course of business, provided that the aggregate principal amount of Indebtedness incurred pursuant to clauses (B) and (C) of this paragraph shall not, at any time outstanding exceed $250.0 million;

(12) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of letters of credit required to be issued in connection with any Permitted Joint Venture Investment;

(13) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness for relocation or clearing obligations relating to the Company’s or any of its Restricted Subsidiary’s FCC Licenses in an aggregate principal amount (or accreted value, as applicable), including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (13), at any time outstanding not to exceed $400.0 million at the time of such incurrence;

(14) the incurrence by the Company or any of its Restricted Subsidiaries of Contribution Indebtedness;

(15) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness (including Acquired Debt or Indebtedness) used to finance an acquisition of or a merger with another Person, provided that, the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company or a Restricted

Subsidiary), on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, would either (a) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to Cash Flow Ratio test set forth in Section 4.09(a) hereof or (b) have a Debt to Cash Flow Ratio no greater than the Debt to Cash Flow Ratio of the Company immediately prior to such transaction;

(16) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in any case incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), so long as the amount does not exceed the gross proceeds actually received by the Company or any Restricted Subsidiary thereof in connection with such disposition;

(17) the incurrence by the Company or any Restricted Subsidiary of Indebtedness constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business; provided that, upon the drawing of such letters of credit, such obligations are reimbursed within 30 days following such drawing;

(18) the incurrence by the Company or any Restricted Subsidiary of Indebtedness to the extent that the net proceeds thereof are promptly deposited to defease or to satisfy and discharge the DT Notes;

(19) the incurrence by the Company or any of the Subsidiary Guarantors of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (19), not to exceed the greater of (x) $1.0 billion and (y) 2.0% of the Company’s Total Assets as of the time of incurrence;

(20) the incurrence by the Company or any Restricted Subsidiary of Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(21) the incurrence by the Company or any Restricted Subsidiary of Indebtedness evidenced by promissory notes subordinated to the Notes and the Note Guarantees issued to current or former employees or directors of Parent, the Company or any Subsidiary (or their respective spouses or estates) in lieu of cash payments for Capital Stock being repurchased from such Persons, not to exceed, in any twelve-month period, an amount equal to the amount of Restricted Payments that could be made during such twelve-month period pursuant to clause (5) of Section 4.07(b) hereof less the amount of Restricted Payments that have been made during such twelve-month period pursuant to such clause;

(22) the incurrence by the Company or any Restricted Subsidiary of Indebtedness consisting of take-or-pay obligations contained in supply agreements entered into in the ordinary course of business;

(23) to the extent that deposits with, or payments owed to, the FCC in connection with the auction or licensing of Governmental Authorizations are deemed to be Indebtedness, the incurrence by the Company or any Restricted Subsidiary of such Indebtedness;

(24) Indebtedness incurred in connection with the Towers Transaction; and

(25) the incurrence by Restricted Subsidiaries that are not Guarantors of Indebtedness; provided, however, that the aggregate principal amount (or accreted value, as applicable) of all Indebtedness incurred under this clause (25), when aggregated with the principal amount (or accreted value) of all other Indebtedness then outstanding and incurred pursuant to this clause (25), including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (25), does not exceed $250.0 million.

The Company will not incur, and will not permit any Subsidiary Guarantor to incur, any Indebtedness (including Permitted Debt, but excluding Indebtedness permitted by clause (6) above) that is contractually subordinated in right of payment to any other Indebtedness of the Company or such Subsidiary Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company or any Subsidiary Guarantor solely by virtue of such Indebtedness being unsecured or by virtue of such Indebtedness being secured on a first or junior Lien basis.

For purposes of (x) determining compliance with this Section 4.09, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (25) above, or is entitled to be incurred pursuant to Section 4.09(a) hereof, the Company will be permitted to classify all or a portion of such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this Section 4.09 and (y) determining the amount of Indebtedness that may be incurred pursuant to clause (1)(A)(y) of Section 4.09(b), the Company may elect, pursuant to an Officers’ Certificate delivered to the Trustee, to treat all or any portion of the commitment under any Indebtedness (and any refinancing with respect thereto) as being incurred at such time, in which case any subsequent incurrence of Indebtedness under such commitment or refinancing, as the case may be, shall not be deemed, for purposes of this calculation, to be an incurrence at such subsequent time. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of Preferred Stock as Indebtedness due to a change in accounting principles or the application thereof, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this Section 4.09. Notwithstanding any other provision of this Section 4.09, the maximum amount of

Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to this Section 4.09 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values, and in no event shall the reclassification of any lease or other liability as indebtedness due to a change in accounting principles after the Closing Date be deemed to be an incurrence of Indebtedness. In determining the amount of Indebtedness outstanding under one of the clauses of Section 4.09(b), the outstanding principal amount of any particular Indebtedness of any Person shall be counted only once and any obligation of such Person or any other Person arising under any guarantee, Lien, letter of credit or similar instrument supporting such Indebtedness shall be disregarded so long as it is permitted to be incurred by the Person or Persons incurring such obligation.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) in the case of Hedging Obligations, the termination value of the agreement or arrangement giving rise to such obligations that would be payable by such Person at such time;

(3) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(4) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(A) the Fair Market Value of such assets at the date of determination; and

(B) the amount of the Indebtedness of the other Person.

Section 4.10 Asset Sales.

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration received by the Company or such Restricted Subsidiary in the Asset Sale and all other Asset Sales since the Closing Date is in the form of cash, Cash Equivalents or Replacement Assets or a combination thereof. For purposes of this provision, each of the following will be deemed to be cash:

(A) any liabilities, as shown on the Company’s most recent consolidated balance sheet (or as would be shown on the Company’s consolidated balance sheet as of the date of such Asset Sale), of the Company or any Restricted Subsidiary

(other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a novation agreement that releases the Company or such Restricted Subsidiary from further liability; and

(B) any securities, notes or other obligations received by the Company, or any such Restricted Subsidiary, from such transferee that are converted by the Company or such Restricted Subsidiary into cash, Cash Equivalents or Replacement Assets within 90 days after such Asset Sale, to the extent of the cash, Cash Equivalents or Replacement Assets received in that conversion.

Notwithstanding the foregoing, the 75% limitation referred to above shall be deemed satisfied with respect to any Asset Sale in which the cash, Cash Equivalents or Replacement Assets portion of the consideration received therefrom, determined in accordance with the foregoing provision on an after-tax basis, is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with the aforementioned 75% limitation.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company or a Restricted Subsidiary may apply an amount equal to such Net Proceeds:

(1) to purchase Replacement Assets; or

(2) to prepay, repay, defease, redeem, purchase or otherwise retire Indebtedness and other Obligations under a Credit Facility or Indebtedness secured by property that is subject to such Asset Sale and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto.

Notwithstanding the foregoing, if within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company or a Restricted Subsidiary enters into a binding written agreement committing the Company or such Restricted Subsidiary, subject to customary conditions, to an application of funds of the kind described in clause (1) above, the Company or such Restricted Subsidiary shall be deemed not to be in violation of the preceding paragraph so long as such application of funds is consummated within 545 days of the receipt of such Net Proceeds.

Pending the final application of any Net Proceeds of an Asset Sale, the Company may temporarily reduce revolving credit borrowings or otherwise use the Net Proceeds in any manner that is not prohibited by this Indenture.

An amount equal to any Net Proceeds from Asset Sales that are not applied or invested as provided in the third paragraph of this Section 4.10 will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $100.0 million, within 20 days thereof, the Company shall apply the entire aggregate amount of unutilized Excess Proceeds (not only the amount in excess of $100.0 million) to make an Asset Sale Offer to all Holders and all holders of other Indebtedness that is pari passu with the applicable Notes containing provisions requiring the Company to make an offer to purchase or redeem with the proceeds of sales of assets in accordance with Section 3.07 hereof to purchase the maximum principal amount of Notes (other than Notes which, by the terms thereof, are expressly not subject to the provisions of this Section) and purchase or redeem such other pari passu Indebtedness that may be purchased or redeemed out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount of the applicable Notes and such other pari passu Indebtedness that may be purchased or redeemed with Excess Proceeds, plus accrued and unpaid interest to, but not including, the date of consummation of the purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company and its Restricted Subsidiaries may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of applicable Notes and other pari passu Indebtedness tendered in response to such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and the Company will select such other pari passu Indebtedness to be purchased or redeemed on a pro rata basis unless otherwise required by law or applicable stock exchange or depositary requirements. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of Section 3.07 hereof or this Section 4.10, or compliance with Section 3.07 hereof or this Section 4.10 would constitute a violation of any such laws or regulations, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under Section 3.07 hereof or this Section 4.10 by virtue of such compliance.

Section 4.11 Transactions with Affiliates.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each, an “Affiliate Transaction”), in any one or series of related transactions involving aggregate payments or consideration in excess of $50.0 million, unless:

(1) the Affiliate Transaction is on terms that, taken as a whole, are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(2) the Company delivers to the Trustee:

(A) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $100.0 million, an Officers’ Certificate certifying that such Affiliate Transaction complies with this Section 4.11(a); and

(B) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $250.0 million, a resolution of the Board of Directors of the Company set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this Section 4.11 and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Company.

(b) The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 4.11(a) hereof:

(1) any employment agreement, employee benefit plan, agreement or plan relating to employee, officer or director compensation or severance, officer or director indemnification agreement or any similar arrangement entered into by the Company, any of its Restricted Subsidiaries or a direct or indirect parent of the Company existing on the Closing Date, or entered into thereafter in the ordinary course of business, and any indemnities or other transactions permitted or required by bylaw, statutory provisions or any of the foregoing agreements, plans or arrangements and payments pursuant thereto;

(2) transactions between or among Parent, the Company and/or its Restricted Subsidiaries;

(3) transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4) any issuance of Equity Interests (other than Disqualified Stock) of the Company to, or receipt of any capital contribution from, any Affiliate of the Company;

(5) transactions in connection with any Permitted Joint Venture Investment;

(6) any Permitted Investments or Restricted Payments that do not violate Section 4.07 hereof;

(7) (x) any contracts, agreements or understandings existing as of the Issue Date and disclosed in the notes to the consolidated financial statements of MetroPCS Wireless, Inc. for the year ended December 31, 2012, (y) any agreement listed on Schedule 3.2(r) — Related-Party Agreements — to the “T-Mobile Disclosure Letter” to the Business Combination Agreement, and (z) any agreement listed under the section entitled “Transactions with Related Persons and Approval” in the proxy statement of Parent filed with the SEC under cover of Schedule 14A on April 16, 2012, and, in each case, any amendments to, replacements of, or orders pursuant to such contracts, agreements or understandings so long as any such amendments, replacements, or orders, taken as a whole, are not (in the good faith judgment of the Company’s Board of Directors or a senior financial officer of the Company, whose determination shall be conclusive) more disadvantageous to the Company or to the Holders in any material respect than the original contracts, agreements or understandings as in effect on the Closing Date;

(8) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture, provided that in the good faith determination of the Company’s Board of Directors or a senior financial officer of the Company, which determination shall be conclusive, such transactions are on terms, taken as a whole, not materially less favorable to the Company or the applicable Restricted Subsidiary than those that could reasonably be expected to be obtained in a comparable transaction at such time on an arm’s length basis from a Person that is not an Affiliate of the Company;

(9) issuances, purchases or repurchases of Notes or other Indebtedness of the Company or its Restricted Subsidiaries or solicitations of amendments, waivers or consents in respect of Notes or such other Indebtedness, if such issuance, purchase, repurchase or solicitation is approved by a majority of the disinterested members of the Board of Directors of the Company;

(10) reasonable payments made for any financial advisory, financing, underwriting, placement or syndication services approved by the Company’s Board of Directors or a senior financial officer of the Company in good faith;

(11) amendments, extensions, replacements and other modifications of transactions with Affiliates otherwise permitted by this Indenture, provided that in the good faith determination of the Company’s Board of Directors or a senior financial officer of the Company, which determination shall be conclusive, such amendments, extensions, replacements or other modifications, taken as a whole, are no less favorable in any material respect to the Company or the applicable Restricted Subsidiary than the transaction or transactions being amended, extended, replaced or modified;

(12) (i) the Business Combination Agreement and any Ancillary Agreements, as defined in the Business Combination Agreement, in each case, as the same may be amended, modified, supplemented or replaced from time to time on terms that, taken as a whole, in the good faith determination of the Company’s Board of Directors or a senior financial officer of the Company, which determination shall be conclusive, are not materially less favorable to the Company or the applicable Restricted Subsidiary than those of the agreement being amended, modified, supplemented or replaced, (ii) transactions or agreements relating to the DT Notes and the TMUS Working Capital Facility, each as may be amended, modified, or supplemented from time to time, and any indebtedness incurred in connection with the refinancing of the foregoing, on terms that, taken as a whole, in the good faith determination of the Company’s Board of Directors or a senior financial officer of the Company, which determination shall be conclusive, are not materially less favorable to the Company than those of the DT Notes or TMUS Working Capital Facility, as applicable, and (iii) transactions between the Company and its Restricted Subsidiaries, on the one hand, and any Designated Tower Entities that have been designated as Unrestricted Subsidiaries, on the other hand, in connection with the Towers Transaction; and

(13) so long as 100% of the Notes are held by Permitted Holders, any transactions between the Company or any Restricted Subsidiary, on the one hand, and DT or any Subsidiary thereof (other than Parent, Company or any Subsidiary thereof), on the other hand, and thereafter any agreements evidencing such transactions.

Section 4.12 Liens.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Indebtedness upon any asset now owned or hereafter acquired, except Permitted Liens, unless the Notes are equally and ratably secured (except that Liens securing Indebtedness that is contractually subordinated to the Notes shall be expressly subordinate to any Lien securing the Notes to at least the same extent that such Indebtedness is subordinate to the Notes).

Section 4.13 Business Activities.

The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

Section 4.14 Existence.

The Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its existence and the rights (charter and statutory), licenses and franchises material to the conduct of its business; provided, however, that the Company shall not be required to preserve any such existence, right, license or franchise, if the preservation thereof is no longer desirable in the conduct of the business of the Company; provided, further, that the foregoing shall not prohibit any merger, conversion, consolidation, liquidation or dissolution permitted under Section 5.01 hereof.

Section 4.15 Offer to Repurchase Upon Change of Control Triggering Event.

(a) Upon the occurrence of a Change of Control Triggering Event with respect to any Series of Notes, the Company will make an offer (a “Change of Control Offer”) to each Holder of Notes of such Series to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest on the Notes repurchased to, but not including, the date of purchase, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date for periods prior to such repurchase date (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, the Company will send a notice to each Holder of Notes of such Series and the Trustee describing the transaction or transactions and identify the ratings decline that together constitute the Change of Control Triggering Event and stating:

(1) that the Change of Control Offer is being made pursuant to this Section 4.15 and that all Notes tendered will be accepted for payment;

(2) the purchase price and the purchase date, which shall be no earlier than 10 days and no later than 60 days from the date such notice is sent (the “Change of Control Payment Date”);

(3) that any Note not tendered will continue to accrue interest;

(4) that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date;

(5) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Notes purchased; and

(7) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $2,000 in principal amount or an integral multiple of $1,000 in excess thereof.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.15 or compliance with the provisions of this Section 4.15 would constitute a violation of any such laws or regulations, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.15 by virtue of such compliance. In connection with the tender of any Notes with respect to a Change of Control Triggering Event, the tendering Holder shall provide good title to the Notes, free and clear of all Liens and encumbrances, and shall represent and warrant that such Holder is presenting good title, free and clear of all Liens and encumbrances, and such other representations and warranties as are customary.

(b) On the Change of Control Payment Date, the Company will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3) deliver or cause to be delivered to the Paying Agent the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

The Paying Agent will promptly make payment to each Holder of Notes of the applicable Series properly tendered the Change of Control Payment for such Notes, and the Trustee, upon receipt of a Company Order, will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder, a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(c) Notwithstanding anything to the contrary in this Section 4.15, the Company will not be required to make a Change of Control Offer with respect to any Series of Notes upon a Change of Control Triggering Event if (1) a third party makes the Change of Control Offer for such Series of Notes in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.15 and purchases all Notes of such Series properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption with respect to such Series has been given pursuant to the optional redemption provisions applicable to such Series, unless and until there is a default in payment of the applicable redemption price.

(d) A Change of Control Offer may be made in advance of a Change of Control Triggering Event, and conditioned upon such Change of Control Triggering Event, if a definitive agreement has been executed for a transaction that would constitute a Change of Control at the time of making of the Change of Control Offer.

(e) In the event that Holders of not less than 90% of the aggregate principal amount of the outstanding Notes of any Series accept a Change of Control Offer and the Company purchases all of the Notes held by such Holders, the Company will have the right, upon not less than 10 nor more than 60 days’ notice (in the case of redemptions upon less than 30 days’ notice, subject to the ability of the Depositary to process such redemption on the date specified in such notice), given not more than 30 days following the purchase pursuant to the Change of Control Offer described above, to redeem all of the Notes of such Series that remain outstanding following such purchase at a redemption price equal to the Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest on the Notes that remain outstanding, to, but not including, the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).

Section 4.16 Payments for Consent.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes of any Series for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes of such Series unless such consideration is offered to be paid and is paid to all Holders of the Notes of such Series that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.

Section 4.17 Additional Note Guarantees.

If (a) the Company or any of the Company’s Domestic Restricted Subsidiaries acquires or creates another Domestic Restricted Subsidiary (and such Subsidiary is a Wholly-Owned Subsidiary and is neither a Designated Tower Entity, the Reinsurance Entity nor an Immaterial Subsidiary) after the Issue Date or (b) any Restricted Subsidiary of the Company guarantees any Specified Issuer Indebtedness of the Company after the Issue Date or (c) Parent or any Subsidiary of Parent acquires or creates a Subsidiary that directly or indirectly owns Equity Interests of the Company, then the Company or Parent, as applicable, will cause that newly acquired or created Domestic Restricted Subsidiary, Restricted Subsidiary, or Subsidiary of Parent to become a Guarantor of each applicable Series of Notes and execute a supplemental indenture in substantially the form of Exhibit B attached hereto and, if requested by the Trustee, deliver an Opinion of Counsel reasonably satisfactory to the Trustee within 10 Business Days after the date on which it was acquired or created or guarantees such Specified Issuer Indebtedness, as applicable, or reasonably promptly thereafter.

Upon or prior to the consummation of the Merger on the Closing Date, the Company will cause Parent to become a Guarantor of each Series of Notes by executing a supplemental indenture in substantially the form of Exhibit B attached hereto and deliver an Opinion of Counsel reasonably satisfactory to the Trustee.

Section 4.18 Designation of Restricted and Unrestricted Subsidiaries.

The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, (i) the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 4.07 hereof or under one or more clauses of the definition of Permitted Investments, as determined by the Company in its discretion and (ii) any Guarantee by the Company or any Restricted Subsidiary thereof of any Indebtedness of the Restricted Subsidiary being so designated will be deemed to be an incurrence of Indebtedness by the Company or such Restricted Subsidiary (or both, if applicable) at the time of such designation. That designation will only be permitted if the Investment and/or incurrence of Indebtedness would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Company may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 4.07 hereof. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under Section 4.09 hereof, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default would be in existence following such designation, and as a result of such designation.

Notwithstanding the foregoing, the Company may at any time and from time to time designate any Designated Entity, by written notice to the Trustee, as an Unrestricted Subsidiary, and any such Subsidiary shall upon such notice immediately be designated and deemed an Unrestricted Subsidiary, without any further action by the Company (and, for the avoidance of doubt, shall not require delivery of a resolution of the Board of Directors or of an Officers’ Certificate) (each, a “Specified Unrestricted Subsidiary Designation”). The aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in such Designated Entities so designated as Unrestricted Subsidiaries will, as calculated and to the extent permitted by clause (18) of the definition of Permitted Investments, be deemed to be an Investment made as of the time of such Specified Unrestricted Subsidiary Designation under such clause (18), and not reduce the amount available for Restricted Payments under Section 4.07 hereof.

Section 4.19 Changes in Covenants When Notes Rated Investment Grade.

If on any date following the Closing Date:

(1) the Notes of any Series are rated Investment Grade by two out of the three Rating Agencies; and

(2) no Default or Event of Default shall have occurred and be continuing with respect to the Notes of such Series (other than with respect to Sections listed in the following list),

then, beginning on that day and subject to the provisions of the following paragraph, the provisions of the following Sections hereof will cease to apply and will not be later reinstated even if the ratings of the Notes of such Series should subsequently decline: 4.07, 4.08, 4.09, 4.10, 4.11, 4.18, and clauses (3) (to the extent that a Default or Event of Default exists by reason of one or more of the Sections in this list) and (4) of Section 5.01.

Section 4.20 Effectiveness of Covenants.

Notwithstanding anything herein to the contrary, the covenants set forth in Sections 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.18 and 4.19 shall not be effective until consummation of the Merger on the Closing Date, at which time they shall become effective automatically.

ARTICLE V

SUCCESSORS

Section 5.01 Merger, Consolidation, or Sale of Assets.

The Company shall not: (i) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (ii) directly or indirectly sell, assign, lease, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1) either:

(A) the Company is the surviving corporation; or

(B) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, lease, transfer, conveyance or other disposition has been made is a corporation, limited liability company or partnership organized or existing under the laws of the United States, any state of the United States or the District of Columbia; provided that if such Person is not a corporation, such Person immediately causes a Subsidiary that is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia to be added as a co-issuer of the Notes under this Indenture;

(2) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, lease, transfer, conveyance or other disposition has been made expressly assumes, by a supplemental indenture, executed and delivered to the Trustee, the payment of the principal of and any premium and interest on the Notes and the performance or observance of every covenant of this Indenture on the part of the Company to be performed or observed;

(3) immediately after such transaction, no Default or Event of Default exists; and

(4) the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, lease, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, either (a) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to Cash Flow Ratio test set forth in Section 4.09(a) hereof or (b) have a Debt to Cash Flow Ratio no greater than the Debt to Cash Flow Ratio of the Company immediately prior to such transaction.

This Section 5.01 will not apply to (and the following shall be permitted notwithstanding this Section 5.01):

(1) a merger of the Company with a direct or indirect Subsidiary of Parent solely for the purpose of reincorporating the Company in another jurisdiction in the United States so long as the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby;

(2) any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Company and its Restricted Subsidiaries; or

(3) the Transactions, including the Merger.

Section 5.02 Successor Corporation Substituted.

Upon any consolidation or merger, or any sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries, taken as a whole, in a transaction that is subject to, and that complies with the provisions of, Section 5.01 hereof, the successor Person formed by such consolidation or into or with which the Company is merged or to which such sale, transfer, assignment, lease, conveyance or other disposition is made, shall succeed to, and be substituted for the Company (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Indenture referring to the “Company” shall refer instead to the successor Person and not to the Company), and may exercise every right and power of the Company under this Indenture with the same effect as if such successor Person had been named as the Company herein. When the successor Person assumes all of the Company’s obligations under this Indenture, the Company shall be discharged from those obligations.

ARTICLE VI

DEFAULTS AND REMEDIES

Section 6.01 Events of Default.

Each of the following is an “Event of Default” in respect of the Notes of any Series, unless in the establishing Board Resolution, Officers’ Certificate or supplemental indenture, it is provided that such Series shall not have the benefit of said Event of Default:

(1) default for 30 days in the payment when due of interest (including Additional Interest, if any) on the Notes of such Series;

(2) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the Notes of such Series;

(3) failure by the Company for 120 days after notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes of such Series then outstanding voting as a single class to comply with Section 4.03 hereof;

(4) failure by the Company or any of its Restricted Subsidiaries for 30 days after notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes of such Series then outstanding voting as a single class to comply with the provisions of Sections 4.10 or 4.15 hereof (in each case other than a failure to purchase Notes of such Series that will constitute an Event of Default under clause (2) of this Section 6.01) or 5.01 hereof;

(5) failure by the Company or any of its Restricted Subsidiaries for 90 days after notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes of such Series then outstanding voting as a single class to comply with any of the other agreements in this Indenture;

(6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary (or any Restricted Subsidiaries that together would constitute a Significant Subsidiary) (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries that would constitute a Significant Subsidiary), whether such Indebtedness or Guarantee now exists, or is created hereafter, if that default:

(A) is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(B) results in the acceleration of such Indebtedness prior to its express maturity;

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates an amount equal to $100.0 million, or more, in each case for so long as such failure or acceleration is continuing;

(7) failure by the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary (or any Restricted Subsidiaries that together would constitute a Significant Subsidiary) to pay or discharge final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $100.0 million (to the extent not covered by insurance), which judgments are not paid, discharged or stayed for a period of 60 consecutive days following entry of such final judgment or decree during which a stay of enforcement of such final judgment or decree, by reason of pending appeal or otherwise, is not in effect;

(8) the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary, or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, pursuant to or within the meaning of Bankruptcy Law:

(A) commences a voluntary case,

(B) consents to the entry of an order for relief against it in an involuntary case,

(C) consents to the appointment of a custodian of it or for all or substantially all of its property,

(D) makes a general assignment for the benefit of its creditors, or

(E) generally is not paying its debts as they become due;

(9) a court of competent jurisdiction enters a final order or decree under any Bankruptcy Law that:

(A) is for relief against the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary in an involuntary case;

(B) appoints a custodian of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary; or

(C) orders the liquidation of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary;

and the final order or decree remains unstayed and in effect for 60 consecutive days;

(10) except as permitted by this Indenture, any Note Guarantee with respect to Notes of such Series is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any such Guarantor, denies or disaffirms its obligations under its Note Guarantee with respect to such Series; and

(11) any other Event of Default provided in the Board Resolution, Officers’ Certificate or supplemental indenture under which such Series of Notes is issued or in the form of Note for such Series.

A Default under one Series of Notes issued under this Indenture will not necessarily be a Default under another Series of Notes issued under this Indenture.

Section 6.02 Acceleration.

In the case of an Event of Default specified in clause (8) or (9) of Section 6.01 hereof, with respect to the Company, any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, all outstanding Notes of such Series will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing with respect to any Series of Notes, the Trustee or the Holders, with a copy to the Trustee, of at least 25% in aggregate principal amount of the then outstanding Notes of such Series may declare all the Notes of such Series to be due and payable immediately.

The Holders of a majority in aggregate principal amount of the then outstanding Notes of such Series by written notice to the Trustee may, on behalf of all Holders of Notes of that Series, rescind an acceleration or waive any existing Default or Event of Default in respect of such Series of Notes and its consequences under this Indenture except a continuing Default or Event of Default in the payment of interest or premium, if any, on, or the principal of, the Notes of such Series.

Section 6.03 Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes of a Series or to enforce the performance of any provision of the Notes of such Series or this Indenture.

If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceeding, the Company, the Guarantors, the Trustee and the Holders will be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders will continue as though no such proceeding had been instituted.

The Trustee may maintain a proceeding with respect to the Notes of any Series even if it does not possess any of the Notes of such Series or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note of any Series in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes of a Series pursuant to the optional redemption provisions in this Indenture with respect to such Series, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes of such Series.

Section 6.04 Waiver of Past Defaults.

Holders of not less than a majority in aggregate principal amount of the then outstanding Notes of any Series by notice to the Trustee may on behalf of the Holders of all of the Notes of such Series waive an existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of interest or premium, if any, on, or the principal of, the Notes of such Series. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05 Control by Majority.

Holders of a majority in aggregate principal amount of the then outstanding Notes of any Series may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it with respect to the Notes of such Series. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture that the Trustee determines may be unduly prejudicial to the rights of other Holders of the Notes of such Series or that may involve the Trustee in personal liability.

Section 6.06 Limitation on Suits.

A Holder may pursue a remedy with respect to this Indenture or the Notes of any Series only if:

(1) such Holder gives to the Trustee written notice that an Event of Default for such Series of Notes is continuing;

(2) Holders of at least 25% in aggregate principal amount of the then outstanding Notes of the applicable Series have made a written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee hereunder;

(3) such Holder or Holders offer and, if requested, provide to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense to be incurred in compliance with such request;

(4) the Trustee does not comply with the request within 90 days after receipt of the request and the offer of indemnity or security; and

(5) during such 90-day period, Holders of a majority in aggregate principal amount of the then outstanding Notes of such Series do not give the Trustee a direction inconsistent with such request.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note of the same Series or to obtain a preference or priority over another Holder of a Note of the same Series.

Section 6.07 Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal of, and premium, if any, and interest on the Note, on or after the respective due dates expressed in the Note, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08 Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(1) or (2) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal of, and premium, if any, and interest remaining unpaid on, the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable and actual out-of-pocket expenses, disbursements and advances of the Trustee, its agents and outside counsel.

Section 6.09 Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable and actual out-of-pocket expenses and disbursements of the Trustee) and the Holders of the Notes allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable and actual out-of-pocket expenses and disbursements of the Trustee, and any other amounts due the Trustee under Section 7.07 hereof. To the extent that the payment of any such amounts due the Trustee, its agents and outside counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10 Priorities.

If the Trustee collects any money pursuant to this ARTICLE VI on account of a Series of Notes, it shall pay out the money in the following order, at the date or dates fixed by the Trustee and, in case of the distribution of such money on account of principal or interest, upon presentation of the Notes of such Series and the notation thereon of the payment if only partially paid and upon surrender thereof if fully paid:

First: To the payment of all amounts due the Trustee and each Agent under Section 7.07;

Second: To the payment of the amounts due and unpaid for principal of, premium, if any, and interest on the Notes of such Series in respect of which or for the benefit of which such money has been collected, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes of such Series for principal, premium, if any and interest, respectively; and

Third: To the Company or the Guarantors, as applicable.

Section 6.11 Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture, or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of such suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 shall not apply to any suit instituted by the Trustee, to any suit instituted by any Holder, or group of Holders, holding in the aggregate more than 10% in aggregate principal amount of the outstanding Notes of any Series, or to any suit instituted by any Holder for the enforcement of the payment of the principal of or interest on any Note on or after the Stated Maturity or Stated Maturities expressed in such Note (or, in the case of redemption, on the redemption date).

ARTICLE VII

TRUSTEE

Section 7.01 Duties of Trustee.

(a) The Trustee, prior to the occurrence of an Event of Default and after the curing or waiving of all Events of Default which may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in this Indenture. If an Event of Default has occurred and is continuing with respect to any Series of Notes, the Trustee will exercise such of the rights and powers vested in it by this Indenture in respect of such Series of Notes, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default with respect to the Notes of any Series:

(1) the Trustee and the Agents shall not be liable except for the performance of such duties as are specifically set out in this Indenture and no implied duties or obligations shall be read into this Indenture against the Trustee and the Agents (it being agreed that a permissive right of the Trustee and the Agents shall not be construed as a duty); and

(2) in the absence of bad faith on its part, the Trustee and the Agents may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon Officers’ Certificates or Opinions of Counsel furnished to the Trustee and the Agents and conforming to the requirements of this Indenture; however, in the case of any such Officers’ Certificates or Opinions of Counsel which by any provisions hereof are specifically required to be furnished to the Trustee and the Agents, the Trustee and the Agents will examine such Officers’ Certificates and Opinions of Counsel to determine whether or not they conform to the requirements of this Indenture, but need not confirm or investigate the accuracy of statements, calculations or other facts stated therein.

(c) The Trustee and the Agents may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1) this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(2) the Trustee and the Agents will not be liable for and shall be protected pursuant to the indemnification provisions in Section 7.07 hereof from, any error of judgment made in good faith by a Responsible Officer, unless it shall be proved that the Trustee or Agent was negligent in ascertaining the pertinent facts; and

(3) the Trustee and the Agents will not be liable for and shall be protected pursuant to the indemnification provisions in Section 7.07 hereof from, any action it takes or omits to take with respect to Notes of any Series in good faith in accordance with the direction of the Holders of a majority in principal amount of the outstanding Notes of such Series pursuant to Section 6.05 hereof.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee and the Agents is subject to paragraphs (a), (b), and (c) of this Section 7.01.

(e) No provision of this Indenture will require the Trustee or any Agent to expend or risk its own funds or incur any liability. The Trustee and any Agent will be under no obligation to exercise any of its rights or powers under this Indenture at the request of any Holder, unless such Holder has offered to the Trustee or applicable Agent security and indemnity satisfactory to it against any loss, liability or expense.

(f) The Trustee and the Agents will not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g) The Trustee will be entitled to the protections, immunities and standard of care as are set forth in paragraphs (a), (b) and (c) of this Section 7.01 and the Agents shall be entitled to the protections, immunities and standard of care as are set forth in paragraphs (c), (e) and (f) of this Section 7.01.

Section 7.02 Rights of Trustee and the Agents.

(a) The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel or both. The Trustee may consult with counsel and the written advice of such counsel or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Trustee may act through its attorneys and agents and will not be responsible for the misconduct or negligence of any agent appointed with due care.

(d) The Trustee will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company will be sufficient if signed by an Officer of the Company.

(f) The Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity or security satisfactory to it against the losses, liabilities and expenses that might be incurred by it in compliance with such request or direction.

(g) The Trustee shall not be deemed to have notice of any Default or Event of Default, except a Default under Sections 6.01(1) or 6.01(2), unless written notice of any event which is in fact such a Default or Event of Default is received by a Responsible Officer at Corporate Trust Office of the Trustee from either of the Company or the Holders of 25% in aggregate principal amount of the outstanding Notes of the relevant Series, and such notice references the specific Default or Event of Default, the Notes and this Indenture and, in the absence of any such notice, the Trustee may conclusively assume that no such Default or Event of Default exists.

(h) In no event shall the Trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i) The rights, privileges, protections, immunities and benefits given to the Trustee, including its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each Agent, custodian and other Person employed to act hereunder.

(j) The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(k) The Trustee may request that the Company deliver an Officers’ Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture.

The Trustee and the Agents shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond, debenture, note or other paper or document unless requested in writing to do so by the holders of not less than a majority in principal amount of the Notes at the time outstanding, but the Trustee and the Agents may (but shall not be obligated to) make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee or an Agents shall determine to make such further inquiry or investigation, they shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney, at the expense of the Company and shall incur no liability of any kind by reason of such inquiry or investigation.

Section 7.03 Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest when a Default is continuing it must eliminate such conflict within 90 days of the date such conflict arises, apply to the SEC for permission to continue as trustee (if this Indenture has been qualified under the TIA) or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11 hereof.

Section 7.04 Trustee’s Disclaimer.

The Trustee will not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it will not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05 Notice of Defaults.

If a Default or Event of Default occurs and is continuing with respect to the Notes of any Series and if it is known to a Responsible Officer of the Trustee, the Trustee shall send to each Holder of the Notes of that Series notice of the Default or Event of Default within 120 days after the occurrence thereof; provided, that except in the case of default in the payment of principal of or interest or premium, if any, on any Note of any Series, the Trustee shall be protected pursuant to the indemnification provisions in Section 7.07 hereof in withholding such notice if and so long as a committee of its Responsible Officers in good faith determines that the withholding of such notice is in the interests of Holders of that Series.

Section 7.06 Reports by Trustee to Holders of the Notes.

(a) Within 60 days after May 15 in each year, the Trustee will send to all Holders, as their names and addresses appear on the register kept by the Registrar, a brief report dated as of such May 15, in accordance with, and to the extent required under, TIA § 313(a).

(b) A copy of each report at the time of its being sent to Holders of Notes of any Series will be sent by the Trustee to the Company and filed by the Trustee with the SEC and each stock exchange on which the Notes of that Series are listed in accordance with TIA § 313(d). The Company will promptly notify the Trustee when Notes of any Series are listed on any stock exchange.

Section 7.07 Compensation and Indemnity.

(a) The Company will pay to the Trustee and the Agents from time to time reasonable compensation for its acceptance of this Indenture and services hereunder, as separately agreed in writing. The Trustee’s compensation will not be limited by any law on compensation of a trustee of an express trust. The Company will reimburse the Trustee promptly upon request for all reasonable and actual out-of-pocket disbursements and expenses incurred or made by it in addition to the compensation for its services as so agreed. Such expenses will include the reasonable and actual out-of-pocket disbursements and expenses of the Trustee’s agents and outside counsel.

(b) The Company and the Guarantors will indemnify the Trustee and the Agents against any and all losses, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the reasonable and actual out-of-pocket costs and expenses of enforcing this Indenture against the Company and the Guarantors (including this Section 7.07) and defending itself against any claim (whether asserted by the Company, the Guarantors, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its gross negligence, willful misconduct or bad faith. The Trustee will notify the Company promptly of any claim for which it may seek indemnity; provided that the failure by the Trustee to deliver such notice shall not relieve the Company of its obligations hereunder except to the extent it has been materially prejudiced by such failure or such failure results in the forfeiture of substantive rights and defenses. The Company or such Guarantor will defend the claim and the Trustee will cooperate in the defense. The Trustee may have one separate counsel and the Company will pay the reasonable fees and expenses of such counsel. Neither the Company nor any Guarantor need pay for any settlement made without its consent.

(c) The obligations of the Company and the Guarantors under this Section 7.07 will survive the satisfaction and discharge of this Indenture as to any Series of Notes or the removal or resignation of the Trustee or any Agent.

(d) To secure the Company’s and the Guarantors’ payment obligations in this Section 7.07, the Trustee will have a Lien prior to the Notes of any Series on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes of that Series. Such Lien will survive the satisfaction or discharge of this Indenture as to any Series of Notes.

(e) When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(8) or (9) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

(f) The Trustee will comply with the provisions of TIA § 313(b)(2) to the extent applicable.

Section 7.08 Replacement of Trustee.

(a) A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.

(b) The Trustee may resign with respect to the Notes of one or more Series in writing at any time and be discharged from the trust hereby created by so notifying the Company at least 30 days prior to the effective date of such resignation. The Holders of a majority in aggregate principal amount of the then outstanding Notes of any Series may remove the Trustee with respect to that Series by so notifying the Trustee and the Company in writing. The Company may remove the Trustee with respect to the Notes of one or more Series if:

(1) the Trustee fails to comply with Section 7.10 hereof;

(2) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(3) a custodian or public officer takes charge of the Trustee or its property; or

(4) the Trustee becomes incapable of acting.

(c) If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, with respect to the Notes of one or more Series, the Company will promptly appoint a successor Trustee with respect to the Notes of that Series. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes of such Series may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

(d) If a successor Trustee with respect to the Notes of any one or more Series does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company, or the Holders of at least a majority in aggregate principal amount of the then outstanding Notes of such Series may petition any court of competent jurisdiction for the appointment of a successor Trustee.

(e) If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f) A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee will have all the rights, powers and duties of the Trustee with respect to each Series of Notes for which it is acting as Trustee under this Indenture. The successor Trustee will mail a notice of its succession to each Holder of each such Series. The retiring Trustee will promptly transfer all property held by it as Trustee to the successor Trustee; provided that, unless the Trustee is in default of its obligations hereunder, all sums owing to the Trustee hereunder have been paid and subject to the lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Company’s obligations under Section 7.07 hereof will continue for the benefit of the retiring Trustee with respect to the expenses, liabilities and indemnities incurred by it prior to such replacement.

Section 7.09 Successor Trustee by Merger, etc.

If the Trustee consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act will be the successor Trustee.

Section 7.10 Eligibility; Disqualification.

There will at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $100.0 million as set forth in its most recent published annual report of condition. This Indenture will always have a Trustee who satisfies the requirements of TIA § 310(a)(1), (2) and (5). The Trustee is subject to TIA § 310(b).

Section 7.11 Preferential Collection of Claims Against Company.

Trustee is subject to TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.

Section 7.12 Force Majeure.

In no event shall the Trustee or the Agents be responsible or liable for any failure or delay in the performance of their obligations hereunder arising out of or caused by, directly or indirectly, forces that are not foreseen and which are beyond their control, including strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, loss of wire or other communication facilities; it being understood that the Trustee and the Agents shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

ARTICLE VIII

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01 Legal Defeasance and Covenant Defeasance.

The Company may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an Officers’ Certificate, elect to have either Section 8.02 or 8.03 hereof be applied to all outstanding Notes of any Series upon compliance with the conditions set forth below in this ARTICLE VIII.

Section 8.02 Legal Defeasance and Discharge.

Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Company and each of the Guarantors will, with respect to Notes of any Series, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes of such Series (including the Note Guarantees) on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes of such Series (including the Note Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in clauses (1) and (2) below, and to have satisfied all their other obligations under such Notes, the Note Guarantees and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(1) the rights of Holders of outstanding Notes of such Series to receive payments in respect of the principal of, or interest or premium, if any, on, such Notes when such payments are due from the trust referred to in Section 8.04 hereof;

(2) the Company’s obligations with respect to such Notes under ARTICLE II and Section 4.02 hereof;

(3) the rights, powers, trusts, duties, indemnities and immunities of the Trustee hereunder, and the Company’s and the Guarantors’ obligations in connection therewith; and

(4) the provisions of this ARTICLE VIII.

Subject to compliance with this ARTICLE VIII, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

Section 8.03 Covenant Defeasance.

Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Company and each of the Guarantors will, with respect to Notes of any Series and subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from each of their obligations under the covenants contained in Sections 4.03, 4.04, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.15, 4.16, 4.17 and 4.18 hereof and clause (4) of Section 5.01 hereof with respect to the outstanding Notes of such Series on and after the date the conditions set forth in Section 8.04 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes of such Series will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes of a Series and related Note Guarantees, the Company and the Guarantors may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes and Note Guarantees will be unaffected thereby. In addition, upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(3) through 6.01(9) (in the case of Sections 6.01(8) and 6.01(9), only with respect to the Company’s Subsidiaries) and Section 6.01(11) hereof will not constitute Events of Default.

Section 8.04 Conditions to Legal or Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or 8.03 hereof with respect to Notes of any Series:

(1) the Company must irrevocably deposit with the Trustee or its designee, in trust, for the benefit of the Holders of such Series, cash in U.S. Dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm, or firm of independent public accountants, to pay the principal of, and premium, if any, and interest on, the outstanding Notes of such Series on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes of such Series are being defeased to such stated date for payment or to a particular redemption date;

(2) in the case of an election under Section 8.02 hereof, the Company must deliver to the Trustee an Opinion of Counsel confirming that:

(A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

(B) since the Closing Date, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes of such Series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of an election under Section 8.03 hereof, the Company must deliver to the Trustee an Opinion of Counsel confirming that the Holders of the outstanding Notes of such Series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing with respect to the Notes of the applicable Series on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds, or the imposition of Liens in connection therewith, to be applied to such deposit, or a Default or Event of Default that will be cured by such Covenant Defeasance or Legal Defeasance) and the deposit will not result in a breach or violation of, or constitute a default under, any material instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6) the Company must deliver to the Trustee an Officers’ Certificate, stating that the deposit was not made by the Company with the intent of preferring the Holders over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or others;

(7) the Company must deliver to the Trustee an Officers’ Certificate, stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

(8) the Company must deliver to the Trustee an Opinion of Counsel, stating that all conditions precedent set forth in clauses (2), (3) and (5) of this Section 8.04, as applicable, have been complied with; provided that the Opinion of Counsel with respect to clause (5) of this Section 8.04 may be to the knowledge of such counsel.

Section 8.05 Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes of a Series will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal of, and premium, if any, and interest but such money need not be segregated from other funds except to the extent required by law.

The Company will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes of such Series.

Notwithstanding anything in this ARTICLE VIII to the contrary, the Trustee will deliver or pay to the Company from time to time upon the written request of the Company any money or non-callable Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized investment bank, appraisal firm, or firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(1) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance. This provision shall not authorize the sale by the Trustee of any Government Securities held under this Indenture.

Section 8.06 Repayment to Company.

Subject to applicable state unclaimed property laws, any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, and premium, if any, or interest, on, any Note of a Series and remaining unclaimed for two years after such principal of, and premium, if any, or interest has become due and payable shall be paid to the Company on its request or (if then held by the Company) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, will thereupon cease.

Section 8.07 Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. Dollars or non-callable Government Securities in accordance with Section 8.02 or 8.03, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s and the Guarantors’ obligations under this Indenture with respect to the Notes of such Series and under the Notes of such Series and the corresponding Note Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided, however, that, if the Company makes any payment of principal of, premium, if any, or interest on, any Note following the reinstatement of its obligations, the Company will be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE IX

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01 Without Consent of Holders of Notes.

Notwithstanding Section 9.02 hereof, the Company, the Guarantors of the Notes of any Series and the Trustee may amend or supplement the Indenture with respect to such Series, the Notes of such Series or the related Note Guarantees without the consent of any Holder of Notes:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption of the Company’s or a Guarantor’s obligations to Holders of the Notes of such Series and related Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of the Company’s or such Guarantor’s assets, as applicable;

(4) to effect the release of a Guarantor from its Note Guarantee in respect of such Series of Notes and the termination of such Note Guarantee, all in accordance with the provisions of this Indenture governing such release and termination;

(5) to add any Guarantor or Note Guarantee or to secure the Notes of any Series or any Note Guarantee in respect of the Notes of any Series;

(6) to make any change that would provide any additional rights or benefits to the Holders of Notes of such Series or that does not adversely affect the legal rights under this Indenture of any such Holder in any material respect;

(7) to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA;

(8) to change or eliminate any of the provisions of this Indenture with respect to such Series, provided that any such change or elimination shall not become effective with respect to any outstanding Notes of any Series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision;

(9) to provide for the issuance of and establish forms and terms and conditions of a new Series of Notes as permitted by this Indenture;

(10) to, in the case of any Notes other than Notes of any Series issued on the date of the Base Indenture, conform the text of this Indenture with respect to such Series, the Notes of such Series, or the related Note Guarantees to any provision of the “Description of Notes” section of any prospectus, prospectus supplement, offering memorandum, or other offering document relating to the applicable Series of Notes to the extent that such provision in such Description of Notes was intended to be a verbatim recitation of a provision of the Indenture, the Note Guarantees, or the Notes of such Series, in each case, as conclusively evidenced by an Officers’ Certificate;

(11) to provide for the issuance of additional Notes of any Series, provided that such additional Notes have the same terms as, and be deemed part of the same Series as, the applicable Series of Notes to the extent required under this Indenture;

(12) to evidence and provide for the acceptance of and appointment by a successor trustee with respect to the Notes of such Series and to add to or change any of the provisions of this Indenture with respect to such Series as shall be necessary to provide for or facilitate the administration of the trust by more than one trustee; and

(13) to allow any Guarantor of the Notes of such Series to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes of such Series.

Upon the written request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Section 7.02 and Section 9.06 hereof, the Trustee shall join with the Company and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee will not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

Section 9.02 With Consent of Holders of Notes.

Except as provided below in this Section 9.02, the Company, the Guarantors of the Notes of any Series and the Trustee may amend or supplement this Indenture with respect to the Notes of such Series, or the Notes of such Series, or the related Note Guarantees with the consent of the Holders of at least a majority in aggregate principal amount of the Notes of such Series then outstanding (including consents obtained in connection with a purchase of, or a tender offer or exchange offer for, Notes of such Series), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default with respect to the Notes of such Series or compliance with any provision of this Indenture or the Notes of such Series or the related Note Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the Notes of such Series then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes of such Series). Section 2.09 and 2.10 hereof shall determine which Notes are considered to be “outstanding” for purposes of this Section 9.02.

Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes of a Series as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee shall join with the Company and the Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may, but will not be obligated to, enter into such amended or supplemental indenture.

It is not necessary for the consent of the Holders of Notes of a Series under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it is sufficient if such consent approves the substance thereof.

For the avoidance of doubt, any amendment, supplement or waiver to any Series of Notes made with the consent of Holders of such Series of Notes, shall be made with respect to that Series of Notes only, and not any other Series of Notes, unless the Holders of such other Series of Notes consent to such amendment, supplement or waiver to such other Series of Notes.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company will send or cause to be sent to the Holders of Notes of a Series affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to send such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver. Subject to Sections 6.04 and 6.07 hereof, the Holders of a majority in aggregate principal amount of the Notes of a Series then outstanding may waive compliance in a particular instance by the Company with any provision of this Indenture with respect to such Series or the Notes of such Series or the related Note Guarantees. However, without the consent of each Holder of Notes of the applicable Series affected, an amendment, supplement or waiver (including a waiver pursuant to Section 6.04) under this Section 9.02 may not (with respect to any Notes of any Series held by a non-consenting Holder):

(1) reduce the principal amount of Notes of such Series whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any Note of such Series or alter the provisions with respect to the redemption of the Notes of such Series (except with respect to Sections 3.07, 4.10 and 4.15 hereof);

(3) reduce the rate of or change the time for payment of interest on any Note of such Series;

(4) waive a Default or Event of Default in the payment of principal of, or premium, if any, or interest on, the Notes of such Series (except a rescission of acceleration of the Notes of such Series by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes of such Series and a waiver of the payment default that resulted from such acceleration);

(5) make any Note of such Series payable in money other than that stated in the Notes;

(6) make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium, if any, on, the Notes of such Series;

(7) waive a redemption payment with respect to any Note of such Series (other than a payment required by Sections 3.07, 4.10 or 4.15 hereof);

(8) release any Guarantor from any of its obligations under its Note Guarantee of the Notes of such Series or this Indenture with respect to such Series, except in accordance with the terms of this Indenture; or

(9) make any change in the preceding amendment and waiver provisions.

Section 9.03 Compliance with Trust Indenture Act.

Every amendment or supplement to this Indenture or the Notes of one or more Series will be set forth in a Board Resolution, Officers’ Certificate, or amended or supplemental indenture that complies with the TIA as then in effect, to the extent the TIA is then applicable hereto.

Section 9.04 Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before 11:59 p.m. New York City Time on the Business Day immediately prior to the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder of each Series affected.

Section 9.05 Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note of any Series thereafter authenticated. The Company in exchange for Notes of that Series may issue and the Trustee shall, upon receipt of a Company Order, authenticate new Notes of that Series that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06 Trustee to Sign Amendments, etc.

The Trustee will sign any amended or supplemental indenture authorized pursuant to this ARTICLE IX if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Company may not sign an amended or supplemental indenture until the Board of Directors of the Company approves it. In executing any amended or supplemental indenture, the Trustee will be entitled to receive and (subject to Section 7.01 hereof) will be fully protected in relying upon, in addition to the documents required by Section 12.04 hereof, an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture.

ARTICLE X

NOTE GUARANTEES

Section 10.01 Note Guarantees.

(a) Notwithstanding any provision of this ARTICLE X to the contrary, the provisions of this ARTICLE X will be applicable only to, and inure solely to the benefit of, the Notes of any Series designated, pursuant to Section 2.02(t), as entitled to the benefits of the Note Guarantee of each Guarantor identified in such designation.

(b) Subject to this ARTICLE X, each of the Guarantors hereby, jointly and severally, unconditionally guarantees to the Holders of each Series of Notes authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Company hereunder or thereunder, that:

(1) the principal of, premium, if any, and interest on the Notes of such Series will be promptly paid in full when due, whether at Stated Maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on such Notes, if any, if lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(2) in case of any extension of time of payment or renewal of any such Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration, redemption or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(c) The Guarantors hereby agree that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenant that this Note Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

(d) If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid by either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

(e) Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the Maturity of the obligations guaranteed hereby may be accelerated as provided in ARTICLE VI hereof for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in ARTICLE VI hereof, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee. The Guarantors will have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantee.

Section 10.02 Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the

Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this ARTICLE X, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance.

Section 10.03 Execution and Delivery of Note Guarantee.

To evidence its Note Guarantee set forth in Section 10.01 hereof, each Guarantor hereby agrees that a Notation of Guarantee substantially in the form attached as Exhibit A hereto will be endorsed by an Officer of such Guarantor on each Note authenticated and delivered by the Trustee and that this Indenture will be executed on behalf of such Guarantor by one of its Officers.

Each Guarantor hereby agrees that its Note Guarantee set forth in Section 10.01 hereof will remain in full force and effect notwithstanding any failure to endorse on each Note a Notation of Guarantee.

If an Officer whose signature is on this Indenture or on the Note Guarantee no longer holds that office at the time the Trustee authenticates the Note on which a Note Guarantee is endorsed, the Note Guarantee will be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, will constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors.

Section 10.04 Releases.

(a) The Note Guarantee of a Guarantor will be released in respect of the Notes of any Series:

(1) only in the case of a Subsidiary Guarantor, in connection with any sale or other disposition of all or substantially all of the assets of that Subsidiary Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition is not prohibited by Section 4.10 hereof;

(2) only in the case of a Subsidiary Guarantor, in connection with any issuance, sale or other disposition of Capital Stock of that Subsidiary Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the issuance, sale or other disposition does not violate Section 4.07 or Section 4.10 hereof, and the Guarantor ceases to be a Wholly-Owned Subsidiary of the Company as a result of such sale or other disposition and does not guarantee any Specified Issuer Indebtedness;

(3) if such Guarantor, other than Parent, ceases to guarantee any Specified Issuer Indebtedness and such Guarantor would not otherwise be required to guarantee the Series of Notes pursuant to Section 4.17 hereof;

(4) if the Company designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the provisions of this Indenture;

(5) upon Legal Defeasance, Covenant Defeasance or satisfaction and discharge of this Indenture as provided in ARTICLES VIII and XI hereof;

(6) upon the liquidation or dissolution of such Guarantor, other than Parent, provided no Default or Event of Default has occurred that is continuing; or

(7) if such Guarantor becomes an Immaterial Subsidiary and such Guarantor would not otherwise be required to guarantee the Notes of such series pursuant to Section 4.17 hereof.

(b) The Trustee shall deliver an appropriate instrument evidencing any release of a Guarantor from the Note Guarantee in respect of any Series of Notes upon receipt of a written request of the Company accompanied by an Officers’ Certificate and an Opinion of Counsel to the effect that the Guarantor is entitled to such release in accordance with the provisions of this Indenture. Any Guarantor not so released shall remain liable for the full amount of principal of, and premium, if any, and interest on the Notes entitled to the benefits of the Note Guarantee as provided in this Indenture, subject to the limitations of Section 10.02.

Section 10.05 Guarantors May Consolidate, etc., on Certain Terms.

Except as otherwise provided in Section 10.04 hereof, no Guarantor of the Notes of any Series (other than Parent) may sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than the Company or another Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(A) subject to Section 10.04 hereof and if it is not already a Guarantor of the Notes of such Series, the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under this Indenture and its Note Guarantee of the Notes of such Series on the terms set forth herein or therein, pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee; or

(B) such sale or other disposition complies with Sections 3.07 and 4.10 hereof (it being understood that only such portion of the Net Proceeds as is or is required to be applied on or before the date of such release in accordance with the terms hereof needs to be so applied).

In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Note Guarantee endorsed upon the Notes of such Series and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Guarantor, such successor Person will succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. Such successor Person thereupon may cause to be signed any or all of the Note Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Trustee. All the Note Guarantees so assumed will in all respects have the same legal rank and benefit under this Indenture as the Note Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Note Guarantees had been issued at the date of the execution hereof.

Except as set forth in ARTICLES IV and V hereof, and notwithstanding clauses 2(A) and (B) above, nothing contained in this Indenture or in any of the Notes will prevent any consolidation or merger of a Guarantor with or into the Company or another Guarantor, or will prevent any sale or conveyance of all or substantially all of the property of a Guarantor to the Company or another Guarantor.

ARTICLE XI

SATISFACTION AND DISCHARGE

Section 11.01 Satisfaction and Discharge.

This Indenture will be discharged and will cease to be of further effect as to Notes of any Series, when:

(1) either:

(A) all Notes of such Series that have been authenticated, except lost, stolen or destroyed Notes of such Series that have been replaced or paid and Notes of such Series for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

(B) all Notes of such Series that have not been delivered to the Trustee for cancellation have become due and payable by reason of the sending of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee or its designee as trust funds in trust solely for the benefit of the Holders of Notes of such Series, cash in U.S. Dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes of such Series not delivered to the Trustee for cancellation for principal of, and premium, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default with respect to such Series has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds, or the imposition of any Liens in connection therewith, to be applied to such deposit, or a Default or Event of Default that will be cured by such discharge);

(3) such deposit will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(4) the Company or any Guarantor has paid or caused to be paid all sums payable by it under this Indenture in respect of such Series; and

(5) the Company has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes of such Series at Maturity or on the redemption date, as the case may be.

In addition, the Company must deliver to the Trustee (a) an Officers’ Certificate, stating that all conditions precedent set forth in clauses (1) through (5) above have been satisfied, and (b) an Opinion of Counsel, stating that all conditions precedent set forth in clauses (3) and (5) above have been satisfied; provided that the Opinion of Counsel with respect to clause (3) above may be to the knowledge of such counsel.

Notwithstanding the satisfaction and discharge of this Indenture with respect to Notes of any Series, if money has been deposited with the Trustee for any Series pursuant to subclause (B) of clause (1) of this Section 11.01, the provisions of Sections 11.02 and 8.06 hereof will survive. In addition, nothing in this Section 11.01 will be deemed to discharge those provisions of Section 7.07 hereof, that, by their terms, survive the satisfaction and discharge of any Series of Notes under this Indenture.

Section 11.02 Application of Trust Money.

Subject to the provisions of Section 8.06 hereof, all money and Government Securities deposited with the Trustee pursuant to Section 11.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 11.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01 hereof; provided that if the Company has made any payment of principal of, premium, if any, or interest on, any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE XII

MISCELLANEOUS

Section 12.01 Trust Indenture Act Controls.

To the extent the TIA is applicable to the Indenture at such time, if any provision of this Indenture limits, qualifies or conflicts with another provision which is required or deemed to be included in this Indenture by the TIA, such required or deemed provision will control.

Section 12.02 Notices.

Any notice or communication by the Company, any Guarantor or the Trustee to the others is duly given if in writing and delivered in person or by first class mail (registered or certified, return receipt requested), facsimile transmission or any electronic means the Trustee and the Company agree to accept, or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Company and/or any Guarantor:

T-Mobile USA, Inc.

12920 SE 38th Street

Bellevue, Washington 98006

Attention: General Counsel

Fax: (425) 383-7040

If to the Trustee:

Deutsche Bank Trust Company Americas

Trust & Agency Services

60 Wall Street, 27th Floor

MS NYC60-2710

New York, New York 10005

Attn: Corporates Team Deal Manager – T-Mobile USA, Inc.

Fax: 732-578-4635

With a copy to:

Deutsche Bank Trust Company Americas

c/o Deutsche Bank National Trust Company

Trust & Agency Services

100 Plaza One, Mailstop JCY03-0699

Jersey City, New Jersey 07311

Attn: Corporates Team Deal Manager – T-Mobile USA, Inc.

Fax: 732-578-4635

The Company, any Guarantor or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) will be in writing and deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Any notice or communication to a Holder will be sent electronically or mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Failure to send a notice or communication to a Holder of any Series or any defect in it will not affect its sufficiency with respect to other Holders of that or any Series.

If a notice or communication is mailed or otherwise delivered in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Company sends a notice or communication to Holders, it will send a copy to the Trustee and each Agent at the same time.

Section 12.03 Communication by Holders with Other Holders.

Holders of any Series may communicate pursuant to TIA § 312(b) with other Holders of that Series or any other Series with respect to their rights under this Indenture or the Notes of that Series or all Series. The Company, the Trustee, the Registrar and anyone else will have the protection of TIA § 312(c).

Section 12.04 Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company will furnish to the Trustee:

(a) an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 12.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(b) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 12.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 12.05 Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA § 314(a)(4)) must comply with the provisions of TIA § 314(e) and must include:

(a) a statement that the Person making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with.

Section 12.06 Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 12.07 No Personal Liability of Directors, Officers, Employees and Stockholders.

No past, present or future director, officer, member, manager, partner, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, this Indenture, the Note Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 12.08 Counterparts.

This Indenture may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed will be deemed to be an original and all of which taken together will constitute one and the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF transmission shall be deemed to be their original signatures for all purposes.

Section 12.09 Legal Holidays.

Unless otherwise provided by Board Resolution, Officers’ Certificate or supplemental indenture hereto for a particular Series, a “Legal Holiday” is any day that is not a Business Day. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

Section 12.10 Governing Law.

THIS BASE INDENTURE AND THE NOTES WILL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 12.11 Waiver of Jury Trial.

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS INDENTURE.

Section 12.12 No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 12.13 Successors.

All agreements of the Company in this Indenture and the Notes will bind its successors. All agreements of the Trustee in this Indenture will bind its successors. All agreements of each Guarantor in this Indenture will bind its successors, except as otherwise provided in Section 10.04 hereof.

Section 12.14 Severability.

In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 12.15 [Reserved].

Section 12.16 Table of Contents, Headings, Etc.

The Table of Contents, Cross-Reference Table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.

Section 12.17 U.S.A. Patriot Act.

The parties hereto acknowledge that in order to help the United States government fight the funding of terrorism and money laundering activities, pursuant to Federal regulations that became effective on October 1, 2003 (Section 326 of the USA PATRIOT Act) all financial institutions are required to obtain, verify, record and update information that identifies each person establishing a relationship or opening an account. The parties to this Agreement agree that they will provide to the Trustee and the Agents such information as they may reasonably request, from time to time, in order for the Trustee and the Agents to satisfy the requirements of the USA PATRIOT Act, including but not limited to the name, address, tax identification number and other information that will allow them to identify the individual or entity who is establishing the relationship or opening the account and may also ask for formation documents such as articles of incorporation or other identifying documents to be provided.

Section 12.18 Beneficiaries of this Indenture.

Nothing in this Indenture or in the Notes, expressed or implied, shall give to any Person, other than the parties hereto and their successors hereunder, and the Holders of the Notes, any benefit or any legal or equitable right, remedy or claim under this Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this Base Indenture to be duly executed, all as of the date first written above.

T-MOBILE USA, INC.

By:	/s/ Michael Morgan
Name:	Michael Morgan
Title:	Senior Vice President & Chief Financial Officer

GUARANTORS:
COOK INLET/VS GSM IV PCS HOLDINGS, LLC
GSV LLC
POWERTEL MEMPHIS LICENSES, INC.
POWERTEL/MEMPHIS, INC.
SUNCOM WIRELESS HOLDINGS, INC.
SUNCOM WIRELESS INVESTMENT COMPANY LLC
SUNCOM WIRELESS LICENSE COMPANY, LLC
SUNCOM WIRELESS MANAGEMENT COMPANY, INC.
SUNCOM WIRELESS OPERATING COMPANY, L.L.C.
SUNCOM WIRELESS PROPERTY COMPANY, L.L.C.
SUNCOM WIRELESS, INC.
T-MOBILE CENTRAL LLC
T-MOBILE LICENSE LLC
T-MOBILE NORTHEAST LLC
T-MOBILE PCS HOLDINGS LLC
T-MOBILE PUERTO RICO HOLDINGS LLC
T-MOBILE PUERTO RICO LLC
T-MOBILE RESOURCES CORPORATION
T-MOBILE SOUTH LLC
T-MOBILE SUBSIDIARY IV CORPORATION
T-MOBILE WEST LLC
TRITON NETWORK NEWCO, LLC
TRITON PCS FINANCE COMPANY, INC.
TRITON PCS HOLDINGS COMPANY L.L.C.
VOICESTREAM PCS I IOWA CORPORATION
VOICESTREAM PITTSBURGH GENERAL PARTNER, INC.
VOICESTREAM PITTSBURGH, L.P.
WALLC LICENSE, LLC
WIRELESS ALLIANCE, LLC

By:	/s/ Michael Morgan
Name:	Michael Morgan
Title:	Authorized Person of each of the above named entities

[Signature page to Indenture]

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By:	Deutsche Bank National Trust Company

	By:	/s/ Rodney Gaughan
	Name:	Rodney Gaughan
	Title:	Vice President

	By:	/s/ Annie Jaghatspanyan
	Name:	Annie Jaghatspanyan
	Title:	Vice President

[Signature page to Indenture]

Appendix A

PROVISIONS RELATING TO INITIAL NOTES AND EXCHANGE NOTES

1. Definitions.

1.1 Definitions. For the purposes of this Appendix the following terms shall have the meanings indicated below (capitalized terms used but not defined in this Appendix shall have the meanings assigned to such terms in the Base Indenture):

“Applicable Procedures” means, with respect to any transfer or transaction involving a Regulation S Global Note or beneficial interest therein, the rules and procedures of the Depositary for such a Regulation S Global Note, to the extent applicable to such transaction and as in effect from time to time.

“Base Indenture” means the Indenture, dated as of April 28, 2013, among T-Mobile USA, Inc., a Delaware corporation, the Guarantors party thereto and Deutsche Bank Trust Company Americas, a New York banking corporation, as trustee.

“Definitive Note” means a certificated Initial Note or Exchange Note bearing, if required, the appropriate restricted securities legend set forth in Section 2.3(e).

“Depositary” means, with respect to the Notes of any Series, a Person designated at any time by DT (including, for the avoidance of doubt, at any time after the issuance of such Notes) (or, if DT no longer holds Notes of such Series, by the Company), which Depositary will be a clearing agency registered under the Exchange Act. For the avoidance of doubt, no Board Resolution, Officers’ Certificate, supplemental indenture or other delivery to the Trustee or otherwise will be required in connection with such designation.

“Distribution Compliance Period,” with respect to any Notes, means the period of 40 consecutive days beginning on and including the later of (i) the day on which such Notes are first offered to Persons other than distributors (as defined in Regulation S under the Securities Act) in reliance on Regulation S and (ii) the Series Issue Date with respect to such Notes.

“Initial Notes” means (1) the Notes of any Series issued on the applicable Series Issue Date and (2) Additional Notes of such Series, if any, issued in a transaction exempt from the registration requirements of the Securities Act.

“Initial Purchasers” means (1) with respect to the Initial Notes issued on the Series Issue Date, DT and (2) with respect to each issuance of Additional Notes, the Persons purchasing such Additional Notes under the related purchase agreement.

“Notes Custodian” means the custodian with respect to a Global Note (as appointed by the Depositary), or any successor Person thereto and shall initially be the Trustee.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

Appendix A-1

“Rule 144A Notes” means all Notes offered and sold to QIBs in reliance on Rule 144A.

“Series Issue Date” means with respect to a Series of Notes, the effective date of the Board Resolution, Officers’ Certificate or supplemental indenture pursuant to which the first Notes of such Series is issued.

“Registration Statement” means a registration statement filed under the Securities Act by the Company in respect of any Notes.

“Transfer Restricted Notes” means Notes that bear or are required to bear the legend relating to restrictions on transfer relating to the Securities Act set forth in Section 2.3(e) hereto.

1.2 Other Definitions.

Term	Defined in Section:
“Agent Members”	2.1(b)
“Regulation S”	2.1(a)
“Regulation S Global Note”	2.1(a)
“Rule 144A”	2.1(a)
“Rule 144A Global Note”	2.1(a)

2. The Notes.

2.1 (a) Form and Dating. The Initial Notes will be issued by the Company to the Initial Purchasers, and will be in the form of one or more Definitive Notes with the definitive notes legend and the appropriate restricted notes legend set forth on Section 2.3(e). Initial Notes may be transferred (i) to QIBs in reliance on Rule 144A under the Securities Act (“Rule 144A”), (ii) to Persons other than U.S. Persons (as defined in Regulation S) in reliance on Regulation S under the Securities Act (“Regulation S”) and (iii) otherwise in reliance upon another exemption from the requirements of the Securities Act, subject in each case to the restrictions on transfer set forth herein. Initial Notes may also be transferred during the period of effectiveness of a Registration Statement with respect thereto. Initial Notes resold pursuant to Rule 144A may be in the form of one or more permanent Global Notes in definitive, fully registered form (collectively, the “Rule 144A Global Notes”), Initial Notes resold pursuant to Regulation S may be in the form of one or more global notes in fully registered form (collectively, the “Regulation S Global Notes”), Initial Notes resold in connection with a Registered Exchange Offer may be in the form of one or more global notes in fully registered form (collectively, the “Exchange Global Notes”), and Initial Notes resold pursuant to a Registration Statement may be in the form of one or more global notes in fully registered form (collectively, the “Registered Global Notes”) in each case without interest coupons and with the global notes legend and the applicable restricted notes legend set forth in Section 2.3(e) hereof, which shall be deposited with the Notes Custodian and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Company and authenticated by the Trustee as provided in the Indenture.

Beneficial interests in Regulation S Global Notes may be exchanged for interests in Rule 144A Global Notes if (1) such exchange occurs in connection with a transfer of Notes in compliance with Rule 144A and (2) the transferor of the beneficial interest in the Regulation S Global Note (if such transfer is during the Distribution Compliance Period) first delivers to the Trustee a written

Appendix A-2

certificate to the effect that the beneficial interest in the Regulation S Global Note is being transferred to a Person (a) who the transferor reasonably believes to be a QIB, (b) purchasing for its own account or the account of a QIB in a transaction meeting the requirements of Rule 144A and (c) in accordance with all applicable securities laws of the States of the United States and other jurisdictions.

Beneficial interests in a Rule 144A Global Note may be transferred to a Person who takes delivery in the form of an interest in a Regulation S Global Note, whether before or after the expiration of the Distribution Compliance Period, only if the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144 (if applicable).

The aggregate principal amount of the Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee as hereinafter provided.

The Company may (and, at the election of DT or of a majority of the Holders of the applicable Series of Notes, shall) obtain “CUSIP,” “ISIN” and/or “Common Code” numbers relating to the Notes of the applicable Series at any time (if then generally in use), including after the Series Issue Date thereof, and, if so, the Trustee will use “CUSIP,” “ISIN” and/or “Common Code” numbers in notices of redemption as a convenience to Holders of Notes of such Series; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes of such Series or as contained in any notice of a redemption and that reliance may be placed only on the other elements of identification printed on the Notes of such Series, and any such redemption will not be affected by any defect in or omission of such numbers.

(b) Book-Entry Provisions. This Section 2.1(b) shall apply only to a Global Note deposited with or on behalf of the Depositary.

The Company shall execute and the Trustee, upon receipt of a Company Order in the form of an Officers’ Certificate, shall, in accordance with this Section 2.1(b), authenticate and deliver initially one or more Global Notes that (a) shall be registered in the name of the Depositary for such Global Note or Global Notes or the nominee of such Depositary and (b) shall be delivered by the Trustee to such Depositary or pursuant to such Depositary’s instructions or held by the Trustee as custodian for the Depositary.

Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under the Indenture with respect to any Global Note held on their behalf by the Depositary or by the Trustee as the custodian of the Depositary or under such Global Note, and the Company, the Trustee and any agent of the Company or the Trustee shall be entitled to treat the Depositary as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of such Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

Appendix A-3

(c) Definitive Notes. Except as provided in this Section 2.1 or Section 2.3 or 2.4, owners of beneficial interests in Global Notes shall not be entitled to receive physical delivery of Definitive Notes.

2.2 Authentication. The Trustee shall authenticate and deliver: (1) on the Series Issue Date, the Initial Notes in an aggregate principal amount specified in the Company Order pursuant to Section 2.03 of the Base Indenture, (2) any Additional Notes for an original issue in an aggregate principal amount and on the date specified in the Company Order pursuant to Section 2.03 of the Base Indenture, (3) Exchange Notes for issue only in a Registered Exchange Offer, for a like principal amount of Initial Notes, in each case upon a Company Order in the form of an Officers’ Certificate and (4) Notes as contemplated by Section 2.3 and Sections 2.07, 2.08 and 2.11 of the Base Indenture.

2.3 Transfer and Exchange.

(a) Transfer and Exchange of Definitive Notes. When Definitive Notes are presented to the Registrar with a request:

(x) to register the transfer of such Definitive Notes; or

(y) to exchange such Definitive Notes for an equal principal amount of Definitive Notes of other authorized denominations,

the Registrar shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Definitive Notes surrendered for transfer or exchange:

(i) shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Registrar, duly executed by the Holder thereof or its attorney duly authorized in writing; and

(ii) if such Definitive Notes are required to bear a restricted notes legend, they are being transferred or exchanged pursuant to an effective registration statement under the Securities Act, pursuant to Section 2.3(b) below or pursuant to clause (A), (B) or (C) below, and are accompanied by the following additional information and documents, as applicable:

(A) if such Definitive Notes are being delivered to the Registrar by a Holder for registration in the name of such Holder, without transfer, a certification from such Holder to that effect; or

(B) if such Definitive Notes are being transferred to the Company, a certification to that effect; or

(C) if such Definitive Notes are being transferred (x) pursuant to an exemption from registration in accordance with Rule 144A, Regulation S or Rule 144 under the Securities Act or (y) in reliance upon another exemption from the requirements of the Securities Act: (1) a certification to that effect (in the form set forth on the reverse of the Note) and (2) if the Company so requests, an opinion of counsel or other evidence reasonably satisfactory to it as to the compliance with the restrictions set forth in the legend set forth in Section 2.3(e)(i).

Appendix A-4

(b) Restrictions on Transfer of a Definitive Note for a Beneficial Interest in a Global Note. A Definitive Note may not be exchanged for a beneficial interest in a Rule 144A Global Note or a Regulation S Global Note except upon satisfaction of the requirements set forth below. Upon receipt by the Trustee of a Definitive Note, duly endorsed or accompanied by appropriate instruments of transfer, together with:

(i) certification, in the form set forth on the reverse of the Note, that such Definitive Note is either (A) being transferred to a QIB in accordance with Rule 144A (B) being transferred to a Person in reliance on Regulation S, or (C) being transferred after expiration of the Distribution Compliance Period by a Person who initially purchased such Security in reliance on Regulation S to a buyer who elects to hold its interest in such Security in the form of a beneficial interest in the Regulation S Global Note; and

(ii) written instructions directing the Trustee to make, or to direct the Notes Custodian to make, an adjustment on its books and records with respect to such Rule 144A Global Note (in the case of a transfer pursuant to clause (b)(i)(A)) or Regulation S Global Note (in the case of a transfer pursuant to clause (b)(i)(B) or (b)(i)(C)) to reflect an increase in the aggregate principal amount of the Notes represented by the Rule 144A Global Note or Regulation S Global Note, as applicable, such instructions to contain information regarding the Depositary account to be credited with such increase, then the Trustee shall cancel such Definitive Note and cause, or direct the Notes Custodian to cause, in accordance with the standing instructions and procedures existing between the Depositary and the Notes Custodian, the aggregate principal amount of Notes represented by the Rule 144A Global Note or Regulation S Global Note, as applicable, to be increased by the aggregate principal amount of the Definitive Note to be exchanged and shall credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the Rule 144A Global Note or Regulation S Global Note, as applicable, equal to the principal amount of the Definitive Note so canceled. If no Rule 144A Global Notes or Regulation S Global Notes, as applicable, are then outstanding, the Company shall issue and the Trustee shall authenticate, upon Company Order in the form of an Officers’ Certificate of the Company, a new Rule 144A Global Note or Regulation S Global Note, as applicable, in the appropriate principal amount.

(c) Transfer and Exchange of Global Notes.

(i) The transfer and exchange of Global Notes or beneficial interests therein shall be effected through the Depositary, in accordance with the Indenture (including applicable restrictions on transfer set forth herein, if any) and the procedures of the Depositary therefor. A transferor of a beneficial interest in a Global Note shall deliver to the Registrar a written order given in accordance with the Depositary’s procedures containing information regarding the participant account of the Depositary to be credited with a beneficial interest in the Global Note. The Registrar shall, in accordance with such instructions, instruct the Depositary to credit to the account of the Person specified in such instructions a beneficial interest in the Global Note and to debit the account of the Person making the transfer the beneficial interest in the Global Note being transferred.

Appendix A-5

(ii) If the proposed transfer is a transfer of a beneficial interest in one Global Note to a beneficial interest in another Global Note, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Global Note to which such interest is being transferred in an amount equal to the principal amount of the interest to be so transferred, and the Registrar shall reflect on its books and records the date and a corresponding decrease in the principal amount of the Global Note from which such interest is being transferred.

(iii) Notwithstanding any other provisions of this Appendix (other than the provisions set forth in Section 2.4), a Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

(iv) In the event that a Global Note is exchanged for Definitive Notes pursuant to Section 2.4 of this Appendix, prior to the consummation of a Registered Exchange Offer or prior to or following the effectiveness of a Registration Statement with respect to such Notes, such Notes may be exchanged only in accordance with such procedures as are substantially consistent with the provisions of this Section 2.3 (including the certification requirements set forth on the reverse of the Initial Notes intended to ensure that such transfers comply with Rule 144A, Regulation S or another applicable exemption under the Securities Act, as the case may be) and such other procedures as may from time to time be adopted by the Company.

(d) Restrictions on Transfer of Regulation S Global Notes. (i) Prior to the expiration of the Distribution Compliance Period, beneficial ownership interests in the Regulation S Global Note may only be sold, pledged or transferred in accordance with the Applicable Procedures and only (A) to the Company, (B) so long as such security is eligible for resale pursuant to Rule 144A, to a person whom the selling holder reasonably believes is a QIB that purchases for its own account or for the account of a QIB to whom notice is given that the resale, pledge or transfer is being made in reliance on Rule 144A, (C) in an offshore transaction in accordance with Regulation S, (D) pursuant to an exemption from registration under the Securities Act provided by Rule 144 (if applicable), or (E) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any State of the United States. Prior to the expiration of the Distribution Compliance Period, transfers by an owner of a beneficial interest in the Regulation S Global Note to a transferee who takes delivery of such interest through the Rule 144A Global Note shall be made only in accordance with Applicable Procedures and upon receipt by the Trustee of a written certification from the transferor of the beneficial interest in the form provided on the reverse of the Initial Note to the effect that such transfer is being made to a QIB within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A. Such written certification shall no longer be required after the expiration of the Distribution Compliance Period.

Appendix A-6

(e) Legends.

(i) Except as permitted by the following paragraphs (iii), (iv) and (v), each Note certificate evidencing the Global Notes shall bear a legend in substantially the following form:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS ONE YEAR IN THE CASE OF RULE 144A NOTES, AND 40 DAYS IN THE CASE OF REGULATION S NOTES, AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY), ONLY (A) TO THE ISSUER, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D) OR (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.

Each certificate evidencing a Note offered in reliance on Regulation S shall, in addition to the foregoing, bear a legend in substantially the following form:

BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S.

Appendix A-7

PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.

Each Definitive Note shall also bear the following additional legend:

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

(ii) Except as permitted by the following paragraphs (iii), (iv) and (v), each Note certificate evidencing the Definitive Notes shall bear a legend in substantially the following form:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION.

(iii) Upon any sale or transfer of a Transfer Restricted Note (including any Transfer Restricted Note represented by a Global Note) pursuant to Rule 144 under the Securities Act, the Registrar shall permit the transferee thereof to exchange such Transfer Restricted Note for a certificated Note that does not bear the legend set forth above and rescind any restriction on the transfer of such Transfer Restricted Note, if the transferor thereof certifies in writing to the Registrar that such sale or transfer was made in reliance on Rule 144 (such certification to be in the form set forth on the reverse of the Note).

(iv) After or in connection with a transfer of any Initial Notes pursuant to and during the period of the effectiveness of a Registration Statement with respect to such Initial Notes to a person who is not the Company or an Affiliate thereof, all requirements pertaining to legends on such Initial Note will cease to apply, and a certificated Note or a Note in global form, in each case without restrictive transfer legends, will be available to the transferee of the Holder of such Initial Notes upon exchange of such transferring Holder’s certificated Initial Note or directions to transfer such Holder’s interest in the Global Note, as applicable.

(v) Upon the occurrence of a Registered Exchange Offer, the Company shall issue and, upon receipt of a Company Order in accordance with Section 2.2, the Trustee shall authenticate, one or more Global Notes or Definitive Notes, as directed by the Holders of the Notes to be exchanged, not bearing the restricted notes legend in an aggregate principal amount equal to the principal amount of the beneficial interests in the

Appendix A-8

Notes that are Initial Notes tendered for acceptance by a Person other than the Company or an Affiliate thereof in accordance with the Registered Exchange Offer and accepted for exchange in the Registered Exchange Offer. Concurrently with the issuance of such Notes, the Registrar shall cause the aggregate principal amount of the applicable Initial Notes to be reduced accordingly, and the Registrar shall deliver to the Persons designated by the Holders of the Initial Notes so accepted Notes not bearing the restricted securities legend in the appropriate principal amount. Upon the consummation of a Registered Exchange Offer with respect to the Initial Notes, Exchange Notes in certificated or global form, in each case without the restricted notes legend set forth in Section 2.3(e) hereof, will be available to Holders other than the Company or an Affiliate thereof that exchange such Initial Notes in such Registered Exchange Offer.

(f) Cancellation or Adjustment of Global Note. At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, redeemed, purchased or canceled, such Global Note shall be returned to the Trustee for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Notes, redeemed, purchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Trustee (if it is then the Notes Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Notes Custodian, to reflect such reduction.

(g) No Obligation of the Trustee.

(i) The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depositary or other Person with respect to the accuracy of the records of the Depositary or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depositary) of any notice (including any notice of redemption) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes shall be given or made only to or upon the order of the registered Holders (which shall be the Depositary or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depositary subject to the applicable rules and procedures of the Depositary. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its members, participants and any beneficial owners.

(ii) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under the Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of the Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Appendix A-9

2.4 Definitive Notes.

(a) A Global Note deposited with the Depositary or with the Trustee as Notes Custodian for the Depositary pursuant to Section 2.1 shall be transferred to the beneficial owners thereof in the form of Definitive Notes in an aggregate principal amount equal to the principal amount of such Global Note, in exchange for such Global Note, only if such transfer complies with Section 2.3 hereof and (i) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for such Global Note and the Depositary fails to appoint a successor depositary or if at any time such Depositary ceases to be a “clearing agency” registered under the Exchange Act and, in either case, a successor depositary is not appointed by the Company within 120 days of such notice, or (ii) if requested by such a beneficial owner after the occurrence and during the continuance of an Event of Default or (iii) the Company, in its sole discretion, notifies the Trustee in writing that it elects to cause the issuance of Definitive Notes under the Indenture.

(b) Any Global Note that is transferable to the beneficial owners thereof pursuant to this Section 2.4 shall be surrendered by the Depositary to the Trustee located at its Corporate Trust Office, to be so transferred, in whole or from time to time in part, without charge, and the Trustee shall, upon receipt of a Company Order, authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations. Any portion of a Global Note transferred pursuant to this Section 2.4 shall be executed, authenticated and delivered only in denominations of a minimum of $2,000 principal amount and any integral multiples of $1,000 in excess thereof and registered in such names as the Depositary shall direct. Any Definitive Note delivered in exchange for an interest in the Transfer Restricted Note shall, except as otherwise provided by Section 2.3(e) hereof, bear the applicable restricted notes legend and definitive notes legend set forth in Section 2.3(e) hereof.

(c) Subject to the provisions of Section 2.4(b) hereof, the registered Holder of a Global Note shall be entitled to grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under the Indenture or the Notes.

(d) In the event of the occurrence of one of the events specified in Section 2.4(a) hereof, the Company shall promptly make available to the Trustee a reasonable supply of Definitive Notes in definitive, fully registered form without interest coupons. In the event that such Definitive Notes are not issued, the Company expressly acknowledges, with respect to the right of any Holder to pursue a remedy pursuant to Section 6.06 of the Base Indenture, the right of any beneficial owner of Notes to pursue such remedy with respect to the portion of the Global Note that represents such beneficial owner’s Notes as if such Definitive Notes had been issued.

Appendix A-10

EXHIBIT A

[FORM OF]

NOTATION OF GUARANTEE

For value received, each Guarantor has, jointly and severally, unconditionally and absolutely guaranteed, to the extent set forth in the Indenture and subject to the provisions in the Indenture, dated as of April 28, 2013 (the “Base Indenture”) among T-Mobile USA, Inc. (the “Company”), the guarantors party thereto (the “Guarantors”), and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”) as amended and supplemented by the [list supplemental indentures] (the Base Indenture as so amended and supplemented, the “Indenture”), (a) the due and punctual payment of the principal of, premium, if any, and interest on, the Notes, whether at maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on overdue principal of and interest on the Notes, if any, if lawful, and the due and punctual performance of all other obligations of the Company to the Holders or the Trustee all in accordance with the terms of the Indenture and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. The obligations of the Guarantors to the Holders of Notes and to the Trustee pursuant to the Note Guarantee and the Indenture are expressly set forth in ARTICLE X of the Base Indenture and reference is hereby made to the Indenture for the precise terms of the Note Guarantee.

Capitalized terms used but not defined herein have the meanings given to them in the Indenture.

[Remainder of page intentionally left blank.]

Exhibit A-1

[NAME OF GUARANTOR(S)]

By:
Name:
Its:

Exhibit A-2

EXHIBIT B

FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS

[    ] SUPPLEMENTAL INDENTURE (this “[    ] Supplemental Indenture”), dated as of [ ], 2013, among T-Mobile USA, Inc. (the “Company”), [    ] (the “New Guarantors”), the existing guarantors signatory hereto (the “Existing Guarantors”) and Deutsche Bank Trust Company Americas, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture, dated as of April 28, 2013 (the “Base Indenture”) as amended and supplemented [insert references to applicable supplemental indentures] (the Base Indenture as so amended and supplemented, the “Indenture”);

WHEREAS Section 4.17 of the Indenture provides that under certain circumstances the Company is required to cause the New Guarantors to execute and deliver to the Trustee a supplemental indenture pursuant to which each of the New Guarantors shall become a Guarantor of the applicable Notes on the terms and conditions set forth herein; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee, the Company, the Existing Guarantors and the New Guarantors are authorized to execute and deliver this [    ] Supplemental Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the New Guarantors, the Existing Guarantors and the Trustee mutually covenant and agree for the benefit of the Holders of the applicable Notes as follows:

1. Defined Terms. As used in this [    ] Supplemental Indenture, capitalized terms used but not defined herein shall have the meaning set forth in the Indenture. The words “herein,” “hereof” and “hereby” and other words of similar import used in this [    ] Supplemental Indenture refer to this [    ] Supplemental Indenture as a whole and not to any particular section hereof.

2. Agreement to Guarantee. The New Guarantors hereby agree, jointly and severally, to unconditionally guarantee the Company’s obligations under the Notes and the Indenture on the terms and subject to the conditions set forth in the Indenture including but not limited to ARTICLE X thereof.

3. Notices. All notices or other communications to the Company and the New Guarantors shall be given as provided in Section 12.02 of the Indenture.

4. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly contemplated hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.

Exhibit B-1

5. Governing Law. THIS [    ] SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

6. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this [    ] Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the New Guarantors and the Company.

7. Counterpart Originals. This [    ] Supplemental Indenture may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed will be deemed to be an original and all of which taken together will constitute one and the same agreement. The exchange of copies of this [    ] Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this [    ] Supplemental Indenture as to the parties hereto and may be used in lieu of the original [    ] Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF transmission shall be deemed to be their original signatures for all purposes. The parties may sign any number of copies of this [    ] Supplemental Indenture. Each signed copy will be an original, but all of them together represent the same agreement.

8. Headings, etc. The headings of the Articles and Sections of this [    ] Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this [    ] Supplemental Indenture and will in no way modify or restrict any of the terms or provisions hereof.

[Signatures on following page]

Exhibit B-2

IN WITNESS WHEREOF, the parties hereto have caused this [            ] Supplemental Indenture to be duly executed, as of the date first above written.

[NEW GUARANTORS]

By:
Name:
Title:

T-MOBILE USA, INC.

By:
Name:
Title:

[EXISTING GUARANTORS]

By:
Name:
Title:

DEUTSCHE BANK TRUST COMPANY
AMERICAS, as Trustee

By:	Deutsche Bank National Trust Company

By:
Authorized Signatory

By:
Authorized Signatory

Exhibit B-3